Exhibit 10.3

EXECUTION VERSION

$45,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

INTERFACE SECURITY SYSTEMS, L.L.C.

and

THE GREATER ALARM COMPANY, INC.

and

WESTEC ACQUISITION CORP.

and

WESTEC INTELLIGENT SURVEILLANCE, INC.

and

THE GUARANTORS PARTY HERETO

and

THE BANKS PARTY HERETO

and

CAPITAL ONE, N.A.,

 as Administrative Agent

January 18, 2013

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS			1

	1.1	Certain Definitions		1

	1.2	Construction		31
		1.2.1	Number; Inclusion	31
		1.2.2	Determination	32
		1.2.3	Agent’s Discretion and Consent	32
		1.2.4	Documents Taken as a Whole	32
		1.2.5	Headings	32
		1.2.6	Implied References to this Agreement	32
		1.2.7	Persons	32
		1.2.8	Modifications to Documents	32
		1.2.9	From, To and Through	32
		1.2.10	Shall; Will	32

	1.3	Accounting and Legal Principles		32

	1.4	Concerning Corporate Terms		33

2.	REVOLVING CREDIT FACILITY			33

	2.1	Revolving Credit Commitments		33
		2.1.1	Generally	33
		2.1.2	Reduction of Revolving Credit Commitment	34
		2.1.3	[Reserved]	34
		2.1.4	Prepayment of Overadvance	34

	2.2	Nature of Banks’ Obligations with Respect to Revolving Credit Loans		34

	2.3	Unused Line Fee		34

	2.4	Revolving Credit Loan Requests		35

	2.5	Making Revolving Credit Loans		35

	2.6	Evidence of Revolving Credit Loans		35

	2.7	Use of Proceeds		36

	2.8	Letter of Credit Subfacility		36
		2.8.1	Issuance of Letters of Credit	36
		2.8.2	Letter of Credit Fees	37
		2.8.3	Disbursements, Reimbursement	37
		2.8.4	Documentation	39
		2.8.5	Determinations to Honor Drawing Requests	39

		2.8.6	Indemnity	39
		2.8.7	Liability for Acts and Omissions	39

	2.9	Loan Party Representation; Reliance		40

3.	INTEREST RATES			41

	3.1	Interest Rate		41
		3.1.1	Revolving Credit Interest Rate	41
		3.1.2	Amount of Borrowing Tranche	41
		3.1.3	Rate Quotations	41

	3.2	Interest Periods		42

	3.3	Interest after Default		42
		3.3.1	Acknowledgment	42

	3.4	LIBO-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		42
		3.4.1	Unascertainable	42
		3.4.2	Illegality; Increased Costs; Deposits Not Available	42
		3.4.3	Agent’s and Bank’s Rights	43

	3.5	Selection of Interest Rate Periods		43

4.	PAYMENTS			43

	4.1	Payments		43

	4.2	Pro Rata Treatment of Banks		44

	4.3	Interest Payment Dates		44

	4.4	Voluntary Prepayments		44
		4.4.1	Right to Prepay	44
		4.4.2	Defaulting Bank; Replacement of a Bank	45
		4.4.3	Change of Lending Office	46

	4.5	Mandatory Prepayments.		46
		4.5.1	Events Triggering Mandatory Prepayments	46
		4.5.2	Change in Control Event	47
		4.5.3	Application among Base Rate Loans and LIBO-Rate Loans	47

	4.6	Additional Compensation in Certain Circumstances		47
		4.6.1	Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.	47
		4.6.2	Indemnity	48

	4.7	INDEMNIFICATION BY LOAN PARTIES		48

5.	REPRESENTATIONS AND WARRANTIES			49

	5.1	Representations and Warranties		49
		5.1.1	Organization and Qualification	49
		5.1.2	Capitalization and Ownership	50
		5.1.3	Subsidiaries	50
		5.1.4	Power and Authority	50
		5.1.5	Validity and Binding Effect	50
		5.1.6	No Conflict	51
		5.1.7	Litigation	51
		5.1.8	Ownership of Property	51
		5.1.9	Financial Statements	51
		5.1.10	Use of Proceeds; Margin Stock; Section 20 Subsidiaries	52
		5.1.11	Full Disclosure	52
		5.1.12	Taxes	53
		5.1.13	Consents and Approvals	53
		5.1.14	No Event of Default; Compliance with Instruments	53
		5.1.15	Patents, Trademarks, Copyrights, Licenses, Etc.	53
		5.1.16	Security Interests	53
		5.1.17	Real Property	54
		5.1.18	Status of the Pledged Collateral	54
		5.1.19	Insurance	55
		5.1.20	Compliance with Laws	55
		5.1.21	Material Contracts; Burdensome Restrictions	55
		5.1.22	Investment Companies; Regulated Entities	55
		5.1.23	Plans and Benefit Arrangements	56
		5.1.24	Employment Matters	57
		5.1.25	Environmental Matters	57
		5.1.26	Recurring Service Contracts	57
		5.1.27	Alarm Systems	58
		5.1.28	Communication Paths	58
		5.1.29	Regarding Guarantors	58
		5.1.30	Anti-Terrorism Laws	59
		5.1.31	Solvency	59
		5.1.32	No Default	60
		5.1.33	Brokers	60
		5.1.34	Related Transactions	60
		5.1.35	Patriot Act	60

	5.2	Updates to Schedules		60

6.	CONDITIONS OF LENDING			61

	6.1	On the Closing Date:		61
		6.1.1	Officer’s Certificate	61

		6.1.2	Secretary’s Certificate	61
		6.1.3	Delivery of Loan Documents	61
		6.1.4	Opinion of Counsel	62
		6.1.5	Legal Details	62
		6.1.6	Payment of Fees	62
		6.1.7	Due Diligence	62
		6.1.8	Discharge of Existing Subordinated Debt	62
		6.1.9	Consents	62
		6.1.10	No Violation of Laws	62
		6.1.11	No Actions or Proceedings	62
		6.1.12	Insurance Policies; Certificates of Insurance; Endorsements	63
		6.1.13	Reserved	63
		6.1.14	Search Results; Lien Terminations	63
		6.1.15	Filings, Registrations and Recordings	63
		6.1.16	Permitted Second Lien Documents	63

	6.2	Each Additional Loan		63

7.	COVENANTS			64

	7.1	Affirmative Covenants		64
		7.1.1	Preservation of Existence, Etc.	64
		7.1.2	Payment of Liabilities, Including Taxes, Etc.	64
		7.1.3	Maintenance of Insurance	64
		7.1.4	Maintenance of Properties and Leases; Mortgages	66
		7.1.5	Reserved	67
		7.1.6	Maintenance of Patents, Trademarks, Etc.	67
		7.1.7	Visitation Rights	68
		7.1.8	Keeping of Records and Books of Account	68
		7.1.9	Plans and Benefit Arrangements	68
		7.1.10	Compliance with Laws	68
		7.1.11	Use of Proceeds	69
		7.1.12	Further Assurances	69
		7.1.13	Subordination of Certain Indebtedness	69
		7.1.14	Operating and Lockbox Accounts	69
		7.1.15	Anti-Terrorism Laws	69
		7.1.16	Amendments to Certain Agreements	70
		7.1.17	Post-Closing Covenants	70

	7.2	Negative Covenants		70
		7.2.1	Indebtedness	70
		7.2.2	Liens	72
		7.2.3	Guaranties	72
		7.2.4	Loans and Investments	72
		7.2.5	Dividends and Related Distributions	72

		7.2.6	Liquidations, Mergers, Consolidations, Acquisitions	73
		7.2.7	Dispositions of Assets or Subsidiaries	74
		7.2.8	Affiliate Transactions	75
		7.2.9	Subsidiaries, Partnerships and Joint Ventures	76
		7.2.10	Continuation of or Change in Business	76
		7.2.11	Plans and Benefit Arrangements	76
		7.2.12	Fiscal Year	77
		7.2.13	Issuance of Stock	77
		7.2.14	Changes in Documents	77
		7.2.15	Minimum Fixed Charge Coverage Ratio; Equity Cure Rights	78
		7.2.16	Maximum Attrition	78
		7.2.17	Senior Leverage	78
		7.2.18	Availability Requirement	79
		7.2.19	Inconsistent Agreements	79
		7.2.20	Cancellation of Indebtedness	79
		7.2.21	Payments on Certain Indebtedness	79
		7.2.22	Amendments to Permitted Seller Debt and Permitted Second Lien Debt	79

	7.3	Reporting Requirements		80
		7.3.1	Monthly and Quarterly Financial Statements	80
		7.3.2	Annual Financial Statements	80
		7.3.3	Compliance Certificate of Borrowers	80
		7.3.4	Borrowing Base Certificate	81
		7.3.5	Notice of Default	82
		7.3.6	Notice of Litigation	82
		7.3.7	Certain Events	82
		7.3.8	Budgets, Forecasts, Other Reports and Information	82
		7.3.9	Notices Regarding Plans and Benefit Arrangements	83

8.	DEFAULT			84

	8.1	Events of Default		84
		8.1.1	Payments under Loan Documents	84
		8.1.2	Breach of Warranty	84
		8.1.3	Breach of Certain Covenants or Visitation Rights	84
		8.1.4	Breach of Other Covenants	84
		8.1.5	Defaults in Other Agreements or Indebtedness	85
		8.1.6	Final Judgments or Orders	85
		8.1.7	Loan Document Unenforceable	85
		8.1.8	Uninsured Losses; Proceedings against Assets	85
		8.1.9	Notice of Lien or Assessment	85
		8.1.10	Insolvency	86
		8.1.11	Events Relating to Plans and Benefit Arrangements	86
		8.1.12	Cessation of Business	86
		8.1.13	Reserved	86
		8.1.14	Involuntary Proceedings	86

		8.1.15	Voluntary Proceedings	87

	8.2	Consequences of Event of Default		87
		8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	87
		8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	87
		8.2.3	Set-off	87
		8.2.4	Suits, Actions, Proceedings	88
		8.2.5	Application of Proceeds	88
		8.2.6	Other Rights and Remedies	89

	8.3	Notice of Sale		89

9.	THE AGENT			89

	9.1	Appointment		89

	9.2	Duties; Delegation of Duties		89
		9.2.1	Reserved	89
		9.2.2	Delegation	89
		9.2.3	Collateral Matters	89
		9.2.4	Agent May File Proofs of Claim	90

	9.3	Nature of Duties; Independent Credit Investigation		91

	9.4	Actions in Discretion of Agent; Instructions from the Banks		91

	9.5	Reimbursement and Indemnification of Agent by Borrowers		92

	9.6	Exculpatory Provisions; Limitation of Liability		92

	9.7	Reimbursement and Indemnification of Agent by Banks		93

	9.8	Reliance by Agent		94

	9.9	Notice of Default		94

	9.10	Notices		94

	9.11	Banks in Their Individual Capacities; Agent in its Individual Capacity		94

	9.12	Holders of Notes		94

	9.13	Equalization of Banks		95

	9.14	Successor Agent		95

	9.15	Availability of Funds		95

	9.16	Calculations		96

	9.17	Approval of Loan Documents		96

	9.18	Beneficiaries		96

10.	MISCELLANEOUS			96

	10.1	Modifications, Amendments or Waivers		96
		10.1.1	Increase of Commitment; Extension of Expiration Date; Change of Maximum Availability Definition	97
		10.1.2	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	97
		10.1.3	Release of Collateral and Guarantors	97
		10.1.4	Miscellaneous	97

	10.2	No Implied Waivers; Cumulative Remedies; Writing Required		97

	10.3	Reimbursement and Indemnification of Banks by Borrowers; Taxes		98

	10.4	Holidays		98

	10.5	Funding by Branch, Subsidiary or Affiliate		98
		10.5.1	Notional Funding	98
		10.5.2	Actual Funding	99

	10.6	Notices		99

	10.7	Severability		99

	10.8	Governing Law		99

	10.9	Prior Understanding		99

	10.10	Duration; Survival		100

	10.11	Successors and Assigns		100

	10.12	Confidentiality.		101
		10.12.1	General	101
		10.12.2	Nonliability of Banks	101

	10.13	Counterparts		102

	10.14	Agent’s or Bank’s Consent		102

	10.15	Exceptions		102

	10.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL		102

10.17	Tax Withholding Clause		103

10.18	Joinder of Guarantors or Additional Borrowers		104

10.19	USA Patriot Act		104

10.20	No Reliance on Agent’s Customer Identification Program		104

10.21	Independence of Covenants		105

10.22	Joint and Several Liability of Borrowers		105
	10.22.1	Joint and Several Liability	105
	10.22.2	Guaranty by each Borrowers	105
	10.22.3	Right of Contribution	106
	10.22.4	Waiver of Surety Rights	107
	10.22.5	WAIVER OF CERTAIN RIGHTS	107
	10.22.6	Reinstatement of Obligations	108
	10.22.7	Savings Clause	108
	10.22.8	Customer Identification — USA Patriot Act Notice	108

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.2	-	CAPITALIZATION
SCHEDULE 5.1.3	-	SUBSIDIARIES
SCHEDULE 5.1.9	-	PROJECTIONS
SCHEDULE 5.1.15	-	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 5.1.17	-	REAL PROPERTY
SCHEDULE 5.1.18	-	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 5.1.19	-	INSURANCE POLICIES
SCHEDULE 5.1.21	-	MATERIAL CONTRACTS
SCHEDULE 5.1.23	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.25	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 5.1.26	-	FRANCHISE, LICENSE OR DISTRIBUTOR CONTRACTS
SCHEDULE 5.1.32	-	DISCLOSED DEFAULTS
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4	-	PERMITTED INVESTMENTS
SCHEDULE 7.2.8	-	TRANSACTIONS WITH AFFILIATES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	-	GUARANTOR JOINDER
EXHIBIT 1.1(P)	-	SUBSIDIARY PLEDGE AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 2.4	-	LOAN REQUEST
EXHIBIT 7.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3	-	COMPLIANCE CERTIFICATE
EXHIBIT 7.3.4	-	BORROWING BASE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of January 18, 2013 and is made by and among INTERFACE SECURITY SYSTEMS, L.L.C., a Louisiana limited liability company (“Interface”), THE GREATER ALARM COMPANY, INC., a California corporation (“GAC”), WESTEC ACQUISITION CORP., a Delaware corporation (“WAC”), WESTEC INTELLIGENT SURVEILLANCE, INC., a Delaware corporation (“WIS” and, together with Interface, GAC, and WAC, each individually, a “Borrower” and collectively, the “Borrowers”), the GUARANTORS party hereto, the BANKS (as hereinafter defined), and CAPITAL ONE, N.A., in its capacity as administrative agent for the Banks under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, the Borrowers have requested that Agent and the Banks commit to make a revolving credit facility in the amount of Forty Five Million Dollars ($45,000,000) available to Borrowers (the “Revolving Facility”);

WHEREAS, the Revolving Facility will be used to pay or reimburse transaction costs, fees and expenses incurred in connection with the Revolving Facility, to provide funds for Permitted Acquisitions, for the purchase and generation of Recurring Service Contracts, for the issuance of letters of credit and for any other lawful purpose authorized by this Agreement and for payments to Agent and the Banks hereunder; and

WHEREAS, Agent and the Banks are willing to make the Revolving Facility available to Borrowers, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.                                      CERTAIN DEFINITIONS

1.1                               Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acceptable Slow Pay Accounts shall mean customers with an RMR balance greater than ninety (90) days from the date of invoice who have made a payment or payments during the same ninety (90) day period equal to at least one (1) month’s RMR, provided that the balance on any RMR invoice for such a customer does not exceed one hundred and twenty (120) days from the date of invoice.  For purposes of this definition, the aggregate Dollar amount of RMR associated with Acceptable Slow Pay Accounts may not exceed four percent (4%) of the aggregate Dollar amount of Eligible RMR.

Accommodation Payment shall have the meaning assigned to that term in Section 10.22.3.

Accumulated Distribution shall have the meaning assigned to that term in the definition of “Permitted Distribution”.

Acquisition Documents shall mean, collectively, the Westec Acquisition Agreement and each agreement, instrument or documents attached thereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties thereto pursuant to the Westec Acquisition Agreement.

Adjusted EBITDA for any period of determination shall mean for each Borrower and its respective Subsidiaries on a consolidated basis, the sum of (i) EBITDA plus (ii) an amount equal to any extraordinary loss plus any net loss realized by a Borrower or any of its Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such EBITDA; plus (iii) provision for taxes based on income or profits of such Borrower and any of its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such EBITDA; plus (iv) amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Borrower and its Subsidiaries and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Borrower and its Subsidiaries for such period to the extent that such amortization and other non-cash expenses were deducted in computing such EBITDA; plus (v) the costs, expenses or charges during such period relating to selling, equipping and installing new alarm systems and other products used in the business in connection with new subscriber acquisition of a Borrower and its Subsidiaries, in each case to the extent deducted from EBITDA in accordance with GAAP and net of installation revenue; plus (vi) fees, costs and expenses relating to the Borrowers’ strategic merger and acquisition activity in any fiscal year in an amount not to exceed $400,000 per year; plus (vii) any reasonable expenses and charges related to any Permitted Investment, acquisition or disposition permitted under this Agreement (in each case, whether or not successful) or the Refinancing Transaction; minus (viii) any reasonable expenses or charges related to any equity offering, recapitalization or Indebtedness permitted to be incurred under this Agreement (in each case, whether or not successful); minus (ix) non-cash items increasing such EBITDA for such period, other than the accrual of revenue in the ordinary course of business.

Affiliate shall mean with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person and (c) in the case of an individual, the parents, descendants, siblings and spouse of such individual.  As used in this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agent shall mean CONA, as administrative agent hereunder, and its successors and assigns.

Agent Deposit Account shall mean the following deposit account (or such other deposit account as Agent may from time to time designate as the “Agent Deposit Account” in writing):

Capital One, National Association
1680 Capital One Drive
McLean, Virginia 22102
Account:  2081347541
ABA:  065000090
Account Name:  Security ABL Loan Collections Accounts

Aggregate Commitment shall mean the aggregate of the Commitments of each of the Banks party hereto, as such Commitments may be decreased in accordance with Section 2.1.2 or terminated in accordance with this Agreement and shall be automatically reduced to zero upon the Expiration Date.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Allocable Amount shall have the meaning assigned to that term in Section 10.22.3.

Annual Statements shall have the meaning assigned to that term in Section 5.1.9(i).

Anti-Terrorism Law shall mean the Laws referred to, directly or indirectly, in Sections 7.1.15, 10.19 and 10.20.

Applicable Margin shall mean, with reference to Loans to which the Base Rate applies or the LIBO-Rate applies, an amount in excess of the Base Rate or LIBO-Rate, as appropriate, according to the table set forth below:

Applicable Margin for LIBO-Rate Loans (%)	Applicable Margin for Base Rate Loans (%)	Letter of Credit Fee (%)
3.25%	2.25%	3.25%

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

Attrition Rate shall mean, as of any date of determination, the annualized ratio, using Dollars, of RMR for the Recurring Service Contracts in question and expressed as a percentage as follows in respect of the Loan Parties’ business of the following (x) and (y), each without duplication:

(x)                                 (i)  RMR of all Recurring Service Contracts cancelled during the six (6) months immediately preceding such date of determination, plus

(ii)  RMR of all Recurring Service Contracts whose balances are more than ninety (90) days past invoice date as of such date of determination (but not including Acceptable Slow Pay Accounts), minus RMR of Recurring Service Contracts whose balances are more than ninety (90) days past invoice date (but not including Acceptable Slow Pay Accounts) (measured as of the last day of the month which is six (6) months preceding such date of determination), minus

(iii)  RMR of Recurring Service Contracts entered into with a new customer for the same premises as were covered by a contract with a Borrower that has been cancelled (each such Recurring Service Contract being a “Re-Sign”), provided that such Re-Sign was entered into within six (6) months of the cancellation of the prior contract, minus

(iv)  RMR of Recurring Service Contracts subject to an attrition guaranty to the extent the RMR thereof is actually replaced with suitable RMR; minus

(v)  RMR of Recurring Service Contracts canceled by a customer at one location that enters into another Recurring Service Contract with a Borrower at a different location (each such Recurring Service Contract being a “Relocation”), provided that such Relocation occurred within six (6) months of the cancellation of the prior contract, minus

(vi)  RMR of Recurring Service Contracts subject to holdbacks actually applied against the purchase price of the Loan Parties for such Monitoring Contact, divided by

(y)                                 Eligible RMR (expressed as an average amount of Eligible RMR on the first day of each month for the six (6) months immediately preceding such date of determination).

Attrition Rate shall be calculated for each rolling 6-month period and reported monthly commencing on the Closing Date.  Notwithstanding the foregoing, if the Permitted Hawk Disposition occurs, the RMR sold in connection with that disposition shall be excluded from the calculation of Attrition Rate effective as of the date of such sale, but the amount of such RMR shall be disclosed to Agent in the calculation of Attrition Rate submitted to Agent pursuant to Section 7.3.3 by footnote for the months in which this exclusion is effective.

Anything to the contrary contained herein notwithstanding, Borrowers may elect to exclude from this calculation of Attrition Rate RMR that is lost in a single month as a result of one customer cancelling a master contract with RMR in excess of $100,000, on the following terms and conditions:  (i) no Potential Default or Event of Default shall then exist; (ii) Borrowers shall disclose to Agent the amount of such lost RMR, shall provide Agent with a copy of the master contract, shall provide Agent with the reason (if given) for such cancellation, and shall provide Agent with a calculation of what the Attrition Rate would be if such lost RMR had been included in the calculation; (iii) Borrowers shall only be entitled to exclude such lost RMR from the calculation of the Attrition Rate for six months (which months shall be the month in which such cancellation occurred and the five months immediately following the month in which such cancellation occurred); (iv) Borrowers may make this adjustment to the Attrition Rate with respect to a cancelled master contract no more than once in any twelve (12) month period; and (v) Borrowers may make the adjustment described in this paragraph for an attriting customer no more than three (3) times during the term of this Agreement.

Authorized Officer shall mean as to each Borrower, its President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Director of Finance, Controller and those individuals, designated by written notice to Agent from such Borrower, authorized to execute notices, reports and other documents on behalf of such Borrower required hereunder.  Each Borrower may amend such list of individuals from time to time by giving written notice of such amendment to Agent.

Bank Party shall have the meaning assigned to that term in Section 4.7.

Banks shall mean the financial institutions listed on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

Base Rate shall mean a fluctuating interest rate per annum equal to the greatest of:  (i) 3.50%; (ii) the rate of interest which is identified and normally published by Bloomberg Professional Service as the Bloomberg Prime Rate, PRIMBB Index, as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with such “Prime Rate” being rounded upwards to the nearest 1/1000th of 1% (5 decimal places); (iii) the Federal Funds Effective Rate plus 1/2% per annum; and (iv) the sum of the daily fluctuating one-month LIBO-Rate plus 1.00% per annum.  Any change in the Base Rate resulting from a change in the “Prime Rate”, the Federal Funds Effective Rate or LIBO-Rate shall become effective as of the date on which the change in the “Prime Rate” or LIBO-Rate so reported or the change in the Federal Funds Effective Rate occurs.  If Bloomberg Professional Service no longer reports the Prime Rate, or Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.

Base Rate Loan shall mean any Revolving Credit Loan that bears interest by reference to the Base Rate, as set forth in Section 3.1.1.

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3.3 of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blocked Person shall have the meaning assigned to that term in Section 5.1.30(ii).

Board of Directors shall mean, as to any Person, such Person’s board of directors if such Person is a corporation or, if such Person is not a corporation, such other body that holds powers or responsibilities that are comparable to the board of directors of a corporation (whether such body is called a board of directors or some other name), in each case including each committee thereof.

Borrower and Borrowers shall have the meanings assigned to such terms in the first paragraph of this Agreement.

Borrowing Base Certificate shall mean the Borrowing Base Certificate prepared and delivered by Borrowers as and when required by Section 7.3.4; the form of the Borrowing Base Certificate is attached hereto as Exhibit 7.3.4.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal thereof for the same or a different Interest Period, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any LIBO-Rate Loans which are made pursuant to the same Loan Request by Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Base Rate Loans shall constitute one Borrowing Tranche.

BSA shall have the meaning assigned to the term in Section 7.1.10.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Washington, D.C., and if the applicable Business Day relates to any LIBO-Rate Loan, such day must also be a day on which dealings are carried on in the London interbank market.

Capital Expenditures shall mean all expenditures (by the expenditure of cash or the incurrence of Indebtedness) during any measuring period for any fixed assets or improvements or for replacements, substitutions, or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, excluding those expenditures in connection with (i) the installation of Recurring Service Contracts, and (ii) the acquisition of fixed assets in connection with Permitted Acquisitions.

Capital Stock shall mean (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

Change in Control shall mean any of the following events or circumstances:

(A)                               Parent shall cease to own 100% of all equity interests of Interface and at least 99% of the capital stock of GAC, in each case, on a fully diluted basis, shall cease to possess the right (through contract, ownership of voting securities or otherwise) to elect the majority of the Board of Directors of Interface or GAC, or shall cease to direct the management policies and decisions of either GAC or Interface;

(B)                               Interface shall cease to own 100% of the capital stock of WAC, on a fully diluted basis, shall cease to possess the right (through contract, ownership of voting securities or otherwise) to elect the majority of the Board of Directors of WAC, or shall cease to direct the management policies and decisions of WAC; provided, however a consolidation of WAC into Interface pursuant to Section 7.2.6(1) shall not constitute a Change in Control;

(C)                               WAC shall cease to own 100% of the capital stock of WIS, on a fully diluted basis, shall cease to possess the right (through contract, ownership of voting securities or otherwise) to elect the majority of the Board of Directors of WIS, or shall cease to direct the management policies and decisions of WIS; provided, however, that a consolidation of WIS into WAC or Interface pursuant to Section 7.2.6(1) shall not constitute a Change in Control;

(D)                               SunTx Interface shall at any time cease to have the power, directly or indirectly (including under any stockholders’ or limited liability company agreement), to elect a majority of the directors of the Parent, or

(E)                                a “Change of Control” (as defined in the Indenture as in effect on the Closing Date or as hereafter in effect) occurs (without giving effect to any waiver thereof) under the Indenture;

Change in Law shall have the meaning assigned to that term in Section 4.6.1.

Closing Date shall mean the date hereof.

CIP Regulations shall have the meaning assigned to that term in Section 10.20.

Collateral shall mean the Pledged Collateral and the UCC Collateral.

Collateral Assignment of Acquisition Documents shall mean the Collateral Assignment of Acquisition Documents dated the Closing Date executed and delivered by Interface and WAC in respect of the Acquisition Documents, as such agreement may be amended, restated, joined or modified from time to time.

Collateral Assignment of Communication Paths shall mean the Collateral Assignment of Communication Paths, dated the Closing Date, executed and delivered by the

Loan Parties (other than Parent) relating to all of the Loan Parties’ Recurring Service Contracts, other service contracts and service relationships.

Collateral Assignment of Contracts shall mean the Collateral Assignment of Contract Rights dated the Closing Date executed and delivered by the Loan Parties (including Parent) in respect of (i) all of the Recurring Service Contracts and other service contracts to which they are party; (ii) all non-compete agreements executed and delivered to, or assigned to, a Loan Party and (iii) the agreements described on Schedule 5.1.26.

Collateral Assignment of Life Insurance shall mean the Collateral Assignment of Life Insurance policy to be entered into after the Closing Date in respect of the life insurance policy issued on the life of Michael Shaw.

Commitment or Revolving Credit Commitment shall mean, as to any Bank at any time, the amount set forth opposite its name on Schedule 1.1(B) (as such schedule may from time to time be amended in accordance with the terms of this Agreement) in the column labeled “Amount of Commitment for Revolving Credit Loans,” or on Schedule I to the most recent Assignment and Assumption Agreement, and Commitments or Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks, all as may be reduced from time to time hereunder.

CONA shall mean Capital One, N.A., and its successors and assigns

Consideration shall mean with respect to any Permitted Acquisition, the aggregate, without duplication, of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, in connection therewith, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

Consolidated Net Income shall mean, with respect to any Borrower and its Subsidiaries for any period, the aggregate of the Net Income of such Borrower or its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the cumulative effect of a change in accounting principles will be excluded; (ii) any net after-tax income or loss from discontinued operations, net after-tax gains or losses on disposal of discontinued operations and losses arising from lease dispositions will be excluded; (iii) items classified as extraordinary or nonrecurring gains and losses (and all fees and expenses related thereto) or expenses (including, without limitation, costs and expenses arising from a Refinancing Transaction), and the related tax effects according to GAAP, will be excluded; and (iv) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (A) any asset sale or (B) the disposition of any securities by such Borrower or any of its Subsidiaries or the extinguishment of any Indebtedness of such Borrower or any of its Subsidiaries, in each case, will be excluded.

Debt Amendment shall have the meaning assigned to the term in Section 7.2.22.

Debtor Relief Law shall mean, collectively, the Bankruptcy Code of the United States of America (the “Bankruptcy Code”) and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

Default Excess shall mean, with respect to any Defaulting Bank, the amount, if any, by which (i) such Defaulting Bank’s Ratable Share of the aggregate outstanding principal amount of Loans of all Banks (calculated as if all Defaulting Banks had funded all of their respective Defaulted Loans) exceeds (ii) the aggregate outstanding principal amount of all Loans of such Defaulting Bank.

Default Period shall mean, with respect to any Defaulting Bank, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Bank shall have been reduced to zero (whether by the funding by such Defaulting Bank of any Defaulted Loans of such Defaulting Bank or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans) and (b) such Defaulting Bank shall have delivered to each Borrower and Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Loan Parties, Agent and Required Banks waive all Funding Defaults of such Defaulting Bank in writing.

Defaulted Loan shall have the meaning assigned to that term in Section 4.4.2.

Defaulting Bank shall have the meaning assigned to that term in Section 4.4.2.

Disqualified Stock means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Expiration Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Loan Parties to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Loan Parties may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under this Agreement.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

Distribution has the meaning assigned to that term in Section 7.2.5.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning assigned to that term in Section 2.8.3.2.

EBITDA for any period of determination shall mean for each Borrower and its respective Subsidiaries, on a consolidated basis, the sum of (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in determining such net income, (a) depreciation for such period, (b) amortization for such period, (c) interest expense for such period, and (d) income tax expense for such period.

Eligible RMR shall mean, as of any time, the aggregate amount of RMR received under enforceable Recurring Service Contracts in effect between customers and each Borrower (or any Subsidiary of such Borrower) in which no Person (other than such Borrower, with respect to the Liens granted pursuant to the Loan Documents, Agent, and, with respect to Liens securing the Second Lien Notes, the Second Lien Collateral Agent) has any interest, net of any amounts payable per month to any Person performing related billing or collection services (excluding charges for lockbox, cash management and RMR billing services payable to a Bank, Agent or billing vendor) for such Recurring Service Contracts.  Eligible RMR will not include any RMR or other revenue:

(a)           from customers whose balances are more than ninety (90) days past due from the invoice date (except for RMR from Acceptable Slow Pay Accounts);

(b)           that is not periodic in nature, but rather relates to installation purchase payments, one-time assessments or charges, labor or equipment;

(c)           from customers from whom such Borrower or any of its Subsidiaries has received written notice of a pending termination;

(d)           from third-party monitoring agreements;

(e)           that is not payable to a Borrower or is not payable in Dollars;

(f)            from a customer who to the Knowledge of a Loan Party, is subject to an Insolvency Proceeding and (i) the RMR for such customer exceeds $300 and (ii) such Insolvency Proceeding (whether by its occurrence or continuance) restricts the payment of any RMR or could materially impact the future payment stream from the applicable contract, as reasonably determined by the Agent;

(g)           from a Recurring Service Contract  that is not subject to a first-priority, enforceable and perfected security interest in favor of Agent, for the benefit of itself and the Banks, or where all of the original counterparts of such Recurring Service Contract are not in the sole and exclusive possession of a Borrower in its individual capacity (and not as agent, custodian or bailee for any Person) unless such original counterparts (i) are required to be, and have been, delivered to Agent pursuant to the Loan Documents or (ii) are stamped with a permanent legend (that is acceptable to Agent) stating that the same have been assigned to Agent and that any further pledge of the same will violate the rights of Agent; or

(h)           from any Recurring Service Contract for which any recurring monitoring services to be provided thereunder are not provided from a central station that is owned or leased (and if leased, subject to a Landlord Waiver) and operated by a Borrower, except that this clause shall not apply (i) to a Recurring Service Contract in effect on the Closing Date, (ii) during the first six (6) months following the closing of a Permitted Acquisition, to a Recurring Service Contract hereafter acquired pursuant to a Permitted Acquisition, or (iii) to a Recurring Service Contract hereafter acquired pursuant to a Permitted Acquisition that is, and at all times, remains, subject to a central station assignment and modification agreement that is in form and substance acceptable to Agent.

Environmental Law shall mean any and all laws relating to protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, petrochemicals or petroleum, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Loan Parties, are treated as a single employer under Section 414 of the Internal Revenue Code.

Event of Default shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default”.

Excluded Assets shall have the meaning ascribed to such term in the Security Agreement.

Excluded Real Estate shall mean (i) any Property now owned or hereafter acquired by a Loan Party with a fair market value (at the time of such acquisition) of less than $1,000,000 and (ii) all of such Loan Party’s right, title and interest in any leasehold or other non-fee simple interest in any real property (A) to the extent monitoring services are not performed at such location or (B) to the extent such Loan Party’s interest in such property has a fair market value (determined in good faith by Parent at the time of acquisition thereof) of less than $1,000,000.

Expansion Business shall have the meaning set forth in the definition of “Permitted Business”.

Expiration Date shall mean the earliest of (i) January 15, 2018, (ii) the date when the Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) have been declared due and payable in accordance with the terms of this Agreement or (iii) the date when all of the Commitments have been terminated.

Equity Interests shall mean Capital Stock of any Person and all warrants, options or other rights to acquire such Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, such Capital Stock).

Family Members has the meaning ascribed to that term in Section 7.2.1(ix).

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Fee Letter shall mean that certain fee letter agreement, dated as of the Closing Date, among CONA, the Loan Parties and the other Persons party thereto, as such letter agreement may be amended, restated or extended from time to time.

Financial Projections shall have the meaning assigned to that term in Section 5.1.9(ii).

Fixed Charge Coverage Ratio shall mean, for any period, the ratio of (x) the sum of (i) Adjusted EBITDA for such period minus (ii) Unfinanced Capital Expenditures for such period to (y) Fixed Charges for such period, in each case calculated on a rolling 12-month basis.

Fixed Charges shall mean, for any period of determination, an amount equal to the sum (without duplication) of (i) cash interest expense (provided that cash interest expense payable on the Second Lien Notes shall be amortized over the six (6) month period covering such interest payment), (ii) cash income taxes, (iii) payments on any Permitted Seller Debt, (iv) Upstream Payments in respect of items that, if made directly by a Borrower, would be Fixed Charges, (v) cash distributions (including, without limitation, any Permitted Distributions) to any or all shareholders of Parent, other than distributions sourced from the proceeds of the Permitted Hawk Disposition, and (vi) payments under capitalized leases, in each case, of a Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.  Fixed Charges shall not include Upstream Payments for such period that are treated as operating expenses under GAAP and have also been included in the calculation of EBITDA for such period.

Funding Default shall have the meaning assigned to that term in Section 4.4.2.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.8.6.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement, the Security Agreement and the other Loan Documents in the form of Exhibit 1.1(G).

Guarantors shall mean the guarantors under the Guaranty Agreement, including Parent and all of each Borrower’s Subsidiaries as described in Section 10.18.  As of the Closing Date, the only Guarantor is Parent.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business and except obligations in the nature of subrogation or guarantees for the benefit of Persons providing performance bonds for actions by any Borrower specifically incident to the issuance of such performance bonds.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement dated as of the Closing Date executed and delivered by each Guarantor to Agent for the benefit of itself and the Banks, as such agreement may be amended, restated, joined or modified from time to time.

Hawk Assets shall mean some or all of the residential contracts owned by a Borrower or any of its Subsidiaries on the Closing Date servicing properties that are located in the State of Texas together with some or all other assets and equipment related to the servicing of such contracts.

Imperial shall mean Imperial Capital, LLC and any principal or affiliate of Imperial Capital, LLC.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several or now or hereafter existing) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements but excluding operating leases) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (v) any deferred purchase price or similar obligation or liability incurred in connection with a Permitted Acquisition (any such obligation being a “PA Holdback”), or (vi) any Guaranty of any other “Indebtedness” described in clause (i), (ii), (iii), (iv) or (v) hereunder.

Indemnified Liabilities shall have the meaning assigned to that term in Section 4.7.

Indenture means that certain Indenture, dated the Closing Date, pursuant to which the Second Lien Notes are being issued by Parent and Interface, as issuers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

Intellectual Property Security Agreement shall mean the Intellectual Property Security Agreement dated as of the Closing Date executed and delivered by the Loan Parties to Agent for the benefit of itself and the Banks, in respect of the IP Collateral (as defined therein) in order to secure the respective obligations of each Borrower and the Guarantors under the Loan Documents, as such agreement may be amended, amended and restated or extended from time to time.

Intercompany Subordination Agreement shall mean the Subordination Agreement (Intercompany) dated as of the Closing Date among the Loan Parties and Agent, as it may be amended, amended and restated or extended from time to time.

Intercreditor Agreement shall mean the Intercreditor Agreement, dated as of the Closing Date, among Agent, the Second Lien Collateral Agent, the Second Lien Note Trustee, and the Loan Parties, as such agreement may be amended, restated or modified from time to time.

Interest Period shall mean the period of time selected by Borrowers in connection with (and to apply to) any LIBO-Rate Loans.  Subject to the last sentence of this definition, such period shall be one Month, two Months, three Months, or six Months.  Such Interest Period shall commence on the effective date of such LIBO-Rate Loan, which shall be (i) the Borrowing Date if Borrowers are requesting a new LIBO-Rate Loan, or (ii) the date on which the Interest Period expires with respect to any outstanding LIBO-Rate Loan.  Notwithstanding the second sentence hereof, (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interim Statements shall have the meaning assigned to that term in Section 5.1.9(i).

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Key Principal shall have the meaning assigned to that term in the definition of “Knowledge”.

Knowledge shall mean, as to each Loan Party, the actual knowledge of such Loan Party’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Director of Finance, Controller or President of IP Services (each a “Key Principal”).  “Knows, “Knew”, “Known” and other capitalized variations of “Knowledge” shall have the same meaning.  A Key Principal will be deemed to have actual knowledge of (i) a fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter or concerning the accuracy of any representation or warranty contained in a Loan Document or (ii) all facts or matters disclosed pursuant to the definitive agreement executed by a Loan Party in contemplation of or in consummation of a Permitted Acquisition.

L/C Issuer shall mean Agent or any financial institution that at the request of Agent from time to time issues Letters of Credit.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Borrower, a Subsidiary of any Borrower and its employees.

Landlord Waivers shall mean any one or more landlord waivers which relate to any Property executed from time to time in form and substance reasonably satisfactory to Agent, as each may be amended, restated or extended from time to time.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with or issued by any Official Body.

Letter of Credit shall have the meaning assigned to that term in Section 2.8.1.

Letter of Credit Borrowing shall have the meaning assigned to that term in Section 2.8.3.2.

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.8.2.

Letters of Credit Outstanding shall mean at any time the sum (without duplication) of (i) the aggregate undrawn face amount of outstanding Letters of Credit and

(ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

LIBO-Rate shall mean the higher of (i) the rate for deposits in U.S. Dollars for a period equal to the relevant Interest Period which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is two London banking days preceding the commencement of such Interest Period (if such rate does not appear on the Reuters Screen LIBOR01 Page the rate for that Interest Period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable rate) and (ii) 0.50%.

LIBO-Rate Loan shall mean any Revolving Credit Loan that bears interest by reference to the LIBO-Rate, as set forth in Section 3.1.1.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement (other than precautionary financing statement filed in respect of operating leases) or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Fee Letter, the Collateral Assignment of Contracts, the Collateral Assignment of Acquisition Documents, the Guaranty Agreement, the Notes (if any), the Pledge Agreement, the Intercompany Subordination Agreement, the Security Agreement, the Intellectual Property Security Agreement, the Landlord Waivers, the Intercreditor Agreement, the Management Fee Subordination Agreement, the Collateral Assignment of Communication Paths, the Collateral Assignment of Life Insurance, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean Borrowers and the Guarantors collectively, and Loan Party shall mean any of them.

Loan Request shall have the meaning assigned to such term in Section 2.4.

Loans or Revolving Credit Loans shall mean the loans made pursuant to Section 2.1, collectively, and Loan or Revolving Credit Loan shall mean separately all loans or any loan made by the Banks or one of the Banks to a Borrower pursuant to Section 2.1.

Lockbox Bank shall mean each financial institution acceptable to Agent at which any Borrower maintains any operating or cash management accounts.

Management Fee Agreement shall mean the Management Services Agreement, dated April 1, 2010, by and between Interface and SunTx Capital Management Corp., as such agreement may be amended, restated or modified from time to time in accordance with the Management Fee Subordination Agreement.

Management Fee Subordination Agreement shall mean that certain letter agreement, dated as of the Closing Date, between Agent and SunTx Capital Management Corp., as such agreement may be amended, restated or modified from time to time.

Material Adverse Change shall mean any set of circumstances or events which (a) has a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs the ability of the Loan Parties to duly and punctually pay or perform their respective Indebtedness, or (d) impairs materially the ability of Agent or any of the Banks to enforce their respective legal remedies pursuant to this Agreement or any other Loan Document.

Maximum Availability shall have the meaning assigned to that term in Section 2.1.1.

Month, with respect to an Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBO-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Non-Consenting Bank shall mean a Bank that refuses to execute any amendment, waiver or consent to any Loan Document which requires the written consent of one or more Banks in addition to the Required Banks to be effective, and to which amendment, waiver or consent the Required Banks and Loan Parties have otherwise agreed.

Notes or Revolving Credit Notes shall mean, collectively, the notes in the form of Exhibit 1.1(R) issued by each Borrower pursuant to Section 2.6, and Note or Revolving Credit Note shall mean each Revolving Credit Note in the form of Exhibit 1.1(R) issued by each Borrower pursuant to Section 2.6, together with all amendments, extensions, renewals, replacements or refinancings thereof in whole or in part.

Notices or Notice shall have the meaning assigned to that term in Section 10.6.

Obligation shall mean any obligation (including any Indebtedness) or liability of any Loan Party to Agent, the L/C Issuer or any of the Banks, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Fee Letter or any other Loan Document.  The Obligations shall include, without limitation, any and all interest and fees accruing on any of the other Obligations irrespective of whether such interest or fees may be an allowed claim in connection with any Insolvency Proceeding.

OFAC shall have the meaning assigned to that term in Section 7.1.10.

Offering Circular shall mean the offering circular dated January 15, 2013, relating to the Second Lien Notes.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Order shall have the meaning assigned to that term in Section 2.8.7.

PA Holdbacks shall have the meaning assigned to that term in the definition of “Indebtedness.”

Parent shall mean Interface Security Systems Holdings, Inc., a Delaware corporation.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall mean acquisitions described in and permitted by Section 7.2.6(2).

Permitted Business means any business engaged in by the Borrowers or any of their Subsidiaries on the Closing Date, and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrowers and their Subsidiaries are engaged on the Closing Date (an “Expansion Business”), provided that no such Expansion Business shall be a type of business that the Board of Directors (or similar body) of a Borrower has determined: (1) is not materially more hazardous or dangerous than the businesses engaged in by the Borrowers on the Closing Date and (2) does not expose any Borrower to materially more potential liability than the businesses engaged in by the Borrowers on the Closing Date, which determination shall be conveyed to Agent and shall be accepted by Agent unless Agent determines in its reasonable discretion that the criteria set forth above for an Expansion Business have not been satisfied and conveys its specific objection to the applicable Borrower.

Permitted Distributions shall mean (i) the payment of any dividend or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement; (ii) so long as no Potential Default or Event of Default exists and the pro forma Fixed Charge Coverage Ratio would be at least equal to 1.25 to 1.00 after giving effect to such Distribution, the making of any Distribution in exchange for, or out of the net cash proceeds of the substantially concurrent issuance or sale of Equity Interests of Parent or from the substantially concurrent contribution to the common equity capital of Parent (other than a Specified Equity Contribution); provided that the amount of any such net cash proceeds that are utilized for any such Distribution will be excluded from clause (iii)(B) of the succeeding paragraph; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Loan Party held by any current or former officer, director or employee (or a permitted transferee therefrom) of such Loan Party or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (excluding amounts representing the cancellation of Indebtedness owed to a Loan Party in connection with a repurchase of Equity Interests of a Loan Party or funded by ‘‘key-man’’ life insurance policies) may not exceed $2,000,000 in any twelve-month period; (iv) repurchases, redemptions and other acquisitions and retirements of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options, and repurchases, redemptions and other acquisitions and retirements of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of stock options; (v) so long as no Potential Default or Event of Default has occurred and is continuing or would be caused thereby and the pro forma Fixed Charge Coverage Ratio would be at least equal to 1.25 to 1.00 after giving effect to such payment, payments to SunTx pursuant to the Management Fee Agreement, provided that such amounts are permitted pursuant to Section 7.2.8; (vi) Distributions on or promptly after the Closing Date to effect the transactions described in the Offering Circular; (vii) so long as no Potential Default or Event of Default has occurred and is continuing or would be caused thereby and the pro forma Fixed Charge Coverage Ratio would be at least equal to 1.25 to 1.00 after giving effect to such Distribution, Distributions in an aggregate amount equal to the net proceeds of the Permitted Hawk Disposition if the Permitted Hawk Disposition is consummated; (viii) payments to holders of non-controlling Equity Interests in Loans Parties not to exceed $300,000 in the aggregate (A) to purchase or repurchase such Equity Interests, (B) pursuant to applicable law in connection with a transaction that results in the purchase, repurchase, cancellation or exchange of such Equity Interests or (C) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a purchase, repurchase, cancellation or exchange of such Equity Interests or a consolidation, merger or transfer of assets in lieu thereof; (ix) so long as no Potential Default has occurred and is continuing or would be caused thereby, other Distributions in an aggregate amount at any one time outstanding not to exceed $7,500,000 since the Closing Date (other than a Specified Equity Contribution); and (x) an Accumulated Distribution.

If at the time of and after giving effect to such Distribution, (i) no Potential Default or Event of Default has occurred and is continuing or would occur as a consequence of such Distribution; (ii) the Loan Parties would, at the time of such Distribution and after giving pro forma effect thereto as if such Distribution had been made at the beginning of the applicable four-quarter period, a Fixed Charge Coverage Ratio of at least 2:1; and (iii) such Distribution, together with the aggregate amount of all other Distributions made by the Loan Parties since the

Closing Date (excluding Distributions permitted by clauses (ii), (iv), and (vii) of the preceding paragraph), is less than the sum, without duplication, of: (A) 100% of the Adjusted EBITDA (or if Adjusted EBITDA shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) from January 1, 2013 to the end of the Loan Parties’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Distribution, less the product of 2.0 times the Loan Parties’ consolidated interest expense determined in accordance with GAAP for the same period; plus (B) 100% of the aggregate net cash proceeds and the fair market value of marketable securities and other property received by a Loan Party since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of a Loan Party (other than Disqualified Stock and any Specified Equity Contribution) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of a Loan Party that have been converted into or exchanged for such Equity Interests (other than contributions from and Equity Interests (or Disqualified Stock or debt securities) sold to another Loan Party), then such Distribution shall constitute an “Accumulated Distribution.”

Permitted Fund Manager shall mean a nationally recognized manager of investment funds investing in debt or equity interests which is investing through a fund which has committed capital of at least $250,000,000.

Permitted Hawk Disposition shall mean the disposition of the Hawk Assets so long as (a) such disposition occurs prior to the first anniversary of the Closing Date, (b) after giving pro forma effect to such disposition, Eligible RMR (excluding the RMR relating to the disposed Hawk Assets) is not less than $7,600,000, as of the most recently ended full fiscal quarter for which internal financial statements are available immediately preceding the date of such disposition and (c) no Potential Default or Event of Default exists immediately prior to or after giving effect to such disposition.

Permitted Investments shall mean:

(i)                                     direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)                                  commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of investment;

(iii)                               demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of investment;

(iv)                              money market mutual funds maintained as part of a mutual funds complex with assets under management of not less than $1,000,000,000;

(v)                                 Permitted Acquisitions;

(vi)                              Investments existing on the date hereof and listed on Schedule 7.2.4 hereto;

(vii)                           Investments with respect to Indebtedness permitted by Section 7.2.1(iv) so long as, in the case of Indebtedness to a Subsidiary of any Loan Party, such entity remains a Subsidiary of such Loan Party;

(viii)                        Investments consisting of promissory notes or other non-cash consideration received as proceeds of asset dispositions permitted by Section 7.2.7;

(ix)                              Investments consisting of existing capital contributions to Subsidiaries of any Borrower which Subsidiaries are Guarantors;

(x)                                 Investments consisting of (i) in the case of any Borrower or a Subsidiary of any Borrower, loans to (A) its employees which shall solely be used to purchase the capital stock of Parent (provided that such loans shall at no time exceed $1,000,000 in aggregate), and (B) Parent, to permit Parent to make loans to employees of Parent and its Subsidiaries which shall solely be used to purchase the capital stock of Parent, and (ii) in the case of Parent, non-cash loans to employees of Parent and its Subsidiaries which shall solely be used to purchase the capital stock of Parent; and

(xi)                              the Loan Parties may acquire (other than for cash) and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(xii)                           Investments permitted in connection with a Permitted Joint Venture; and

(xiii)                        Investments by the Loan Parties not otherwise permitted under this definition, provided that the aggregate amount of all such outstanding Investments does not to exceed $1,000,000 at any time;

Permitted Joint Venture shall mean one or more joint ventures or similar arrangements entered into after the Closing Date (which may be in the form of a limited liability company or other Person) relating to assets that are not owned by any Loan Party as of the Closing Date, in which one of the Loan Parties holds Capital Stock or otherwise participates or invests; provided that: (a) the applicable joint venture shall be predominantly engaged in the development of software or other technology for use in a Permitted Business; (b) the joint venture partner shall be reasonably acceptable to Agent; (c) no Loan Party shall invest more than $1,000,000 in all such joint ventures in aggregate and its aggregate potential liability (including any contingent liabilities) in connection with all such joint ventures shall not exceed $2,000,000; (d) at the time any such joint venture is formed, no Potential Default or Event of Default shall have occurred and be continuing; and (e) no such joint venture shall be a Loan Party under this Agreement.

Permitted Liens shall mean:

(i)                                     Liens, security interests and mortgages in favor of Agent for the benefit of itself and the Banks;

(ii)                                  any Lien both existing on the Closing Date and being described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased and no additional property becomes subject to such Lien;

(iii)                               Liens securing the Permitted Second Lien Debt, so long as such Liens remain at all times subject to the terms and provisions of the Intercreditor Agreement; and

(iv)                              Liens in favor of the Loan Parties;

(v)                                 Liens on property of a Person existing at the time such Person is merged with or into or consolidated with a Loan Party; provided that (a) such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with such Loan Party and (b) such Liens would otherwise constitute Permitted Liens under this Agreement;

(vi)                              Liens on property (including Capital Stock) existing at the time of acquisition of the property by a Loan Party; provided that (a) such Liens were in existence prior to, and not incurred in contemplation of, such acquisition and (b) such Liens would otherwise constitute Permitted Liens under this Agreement;

(vii)                           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(viii)                        Liens to secure Indebtedness, mortgage financings or purchase money obligations (including capital lease obligations ) not prohibited by this Agreement covering only the assets acquired with or financed by such Indebtedness;

(ix)                              Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(x)                                 Liens imposed by law or ordinary course of business contracts, such as carriers’ warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and liens on deposits in the ordinary course of business to secure liability to insurance carriers;

(xi)                              survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xii)                           Liens to secure any refinancing of Indebtedness permitted to be incurred under this Agreement; provided, however, that: (A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the refinancing Indebtedness and accrued but unpaid interest and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(xiii)                        leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of any Loan Party;

(xiv)                       Liens incurred in the ordinary course of business of the Loan Parties with respect to obligations that do not exceed $2,000,000 at any one time outstanding;

(xv)                          the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases (other than any sale and leaseback transaction) or consignment of goods;

(xvi)                       Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvii)                    Pledges or deposits made in the ordinary course of business (A) in connection with bids, tenders, leases, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(xviii)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xix)                       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Loan Parties in the ordinary course of business;

(xx)                          any attachment or judgment Lien that does not constitute an Event of Default; and

(xxi)                       Liens arising under the Indenture in favor of the Second Lien Note Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under the Indenture and related documents.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

(i)                                     Permitted Second Lien Debt shall mean (A) Indebtedness consisting of second lien debt in the aggregate principal amount on the Closing Date of $230,000,000, and any guarantees thereof, in each case, pursuant to the Indenture, and (B) additional Indebtedness consisting of second lien debt issued under the Indenture after the Closing Date if, immediately before and after giving effect to any such additional issuance, (i) no Potential Default or Event of Default exists, (ii) the pro forma Fixed Charge Coverage Ratio is at least 1.25:1, and (iii) the aggregate amount of Indebtedness outstanding under the Indenture would not exceed the product of 35, multiplied by Eligible RMR after giving effect to such additional issuance, in each case (described in clauses (A) and (B)), so long as such Indebtedness and any other related Indebtedness remains at all times subject to the terms of the Intercreditor Agreement.

Permitted Seller Debt shall mean any Indebtedness of any Loan Party that is the purchaser in a Permitted Acquisition (whether in respect of promissory notes, non-compete covenants, earn-out obligations, holdbacks or other deferred payment obligations) incurred to any seller or Affiliate of any seller to finance a Permitted Acquisition, (a) which is subordinated to each Loan Party’s Obligations under the Loan Documents on terms satisfactory to Required Banks in their sole and absolute discretion, provided that any PA Holdback (as defined within the definition of “Indebtedness”) that is subject to offset due to account performance and represents less than 20% of total Consideration for a Permitted Acquisition shall not be required to be subordinated, (b) which is not secured by any assets now owned or hereafter acquired of any Loan Party, and (c) which does not exceed in the aggregate $2,000,000, provided that Indebtedness with respect to PA Holdbacks (irrespective of whether due or payable) may not exceed $800,000 in the aggregate at any time.

Permitted Upstream Payments shall mean Upstream Payments consisting of the following:

(i)                                     payment of reasonable compensation to officers and employees for services actually rendered by Parent;

(ii)                                  payment of director’s fees to one or more independent directors of Parents and other costs and expenses incurred in the conduct of Parent’s business as a holding company, such amounts not to exceed $250,000 in the aggregate for any fiscal year of the Loan Parties, provided that, for avoidance of doubt, this clause shall not limit any payments made pursuant to the Management Fee Agreement to the extent permitted under the terms of this Agreement and the Management Fee Subordination Agreement;

(iii)                               reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business; and

(iv)                              payments by any Borrower to Parent that are used by Parent to pay federal and state income taxes, franchise taxes and other similar licensing expenses which are owed or payable by Parent.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean (i) the Pledge Agreement, dated as of the Closing Date, executed and delivered by (a) the Parent in respect of all of the outstanding Capital Stock of Interface and all of the outstanding Capital Stock of GAC owned by Parent, (b) Interface in respect of all of the outstanding Capital Stock of WAC, and (c) WAC in respect of all of the outstanding Capital Stock of WIS, and (ii) any other Pledge Agreement, the form of which is attached hereto as Exhibit 1.1(P), executed and delivered after the Closing Date by any Borrower or Subsidiary of any Borrower in respect of 100% of the issued and outstanding Capital Stock of any Subsidiary of such Borrower or Subsidiary of Borrower, if and when they come to exist, as each such agreement may be amended, amended and restated or modified from time to time.

Pledged Collateral shall mean the property of the Loan Parties (whether now owned or hereafter acquired) in which security interests are to be granted under the Pledge Agreement, the Collateral Assignment of Contracts, the Collateral Assignment of Life Insurance, or the Collateral Assignment of Communication Paths.

Potential Default shall mean any event or condition which (i) with notice, (ii) passage of time, (iii) based upon a determination by Agent or the Required Banks, or (iv) any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main office of Agent in Chevy Chase, Maryland.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Permitted Liens; provided, however, that any reference to the Collateral being subject to the Permitted Liens shall not in any way constitute the subordination of Agent’s Lien in the Collateral to any Permitted Lien.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property owned or leased by any Loan Party or Subsidiary of any Loan Party; all such property is described on Schedule 5.1.17, including Interface’s Earth City, Missouri location.

Purchase Money Security Interest shall mean Liens upon specific tangible personal property securing loans to any Loan Party for the purchase of such tangible personal property or deferred payments by such Loan Party for the purchase, construction, repair or improvement of such tangible personal property.

Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Qualified Assignee shall mean any Person that is one or more of the following:

(a)                                 a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, governmental entity or plan;

(b)                                 an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended;

(c)                                  a Qualified Trustee in connection with a (i) securitization of the Loan or any portion thereof through the creation of collateralized debt or loan obligations (“CDO”), (ii) asset-backed commercial paper transaction funded by a commercial paper conduit whose commercial paper notes are rated at least “A-1” by Standard & Poor’s or at least “P-1” by Moody’s (“CP Transaction”) or (iii) a repurchase transaction funded by an entity which would otherwise be a Qualified Assignee (“Repo Transaction” and, collectively with the CDO and CP Transaction, “Securitization Transactions”), so long as (A) any special servicer therefor, if any, has the Required Special Servicer Rating, and any collateral manager or administrator therefor would otherwise be a Qualified Assignee and (B) the “equity interest” (other than any nominal or de minimus equity interest) in the special purpose entity that issues notes or certificates in connection with any such Securitization Transaction is owned by one or more entities that are Qualified Assignees under clauses (a), (b), (e) or (f) of this definition;

(d)                                 an investment fund, limited liability company, limited partnership, general partnership, corporation or owner trust where any entity that is otherwise a Qualified Assignee under clauses (a), (b), (e) or (f) of this definition or Permitted Fund Manager acts as the general partner, managing member or the fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Assignees under clauses (a), (b), (e) or (f) of this definition;

(e)                                  an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) above; or

(f)                                   any entity controlled by any of the entities described in clauses (a), (b), (d) or (e) above.

In the case of an entity referred to in clauses (a), (b) or (e) of this definition, in addition to the requirements set forth in such subsections, such entity must have at least $50,000,000 in capital/statutory surplus or shareholders’ equity and be regularly engaged in the business of making or owning commercial loans in order to constitute a Qualified Assignee hereunder.  Notwithstanding anything in this definition, in no event shall any Person (other than a Bank a party hereto on the Closing Date or an Affiliate of such Bank) who, directly or indirectly, has ownership or control over a Loan Party or, in either case, any Affiliate thereof constitute a Qualified Assignee.

Qualified Trustee shall mean a Person acting as a trustee or collateral custodian which is (a) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, (b) an institution insured by the Federal Deposit Insurance Corporation, or (c) an institution whose long-term senior unsecured debt is rated either of the then in effect top two (2) rating categories or each of the Rating Agencies.

Ratable Share shall mean, with respect to a particular Bank, (i) at any time before the termination or expiration of the Commitments, the proportion that such Bank’s Commitment bears to the Commitments of all of the Banks, or (ii) at any other time, the proportion of the Revolving Facility Usage held by such Bank bears to the Revolving Facility Usage.

Rating Agencies shall mean Standard & Poor’s or Moody’s or, if either of such entities shall for any reason no longer perform the functions of a securities rating organization, any other nationally recognized statistical rating agency.

Re-Sign shall have the meaning ascribed to such term in the definition of “Attrition Rate”.

Recurring Service Contract shall mean (a) a contract for providing monitoring and managed service, and/or similar services for security and/or similar equipment or devices to residential or commercial customers (and the calculation of the RMR for each such Recurring Service Contract shall include all RMR with respect to maintenance and services and/or video surveillance monitoring services, secure managed broadband services and managed voice services that are also provided under the terms of such contract), (b) a free-standing maintenance contract that provides for the provision of maintenance and services as to video surveillance or security systems but does not include security alarm monitoring or managed services, or (c) a free-standing video surveillance monitoring contract that provides for the monitoring of video surveillance feeds but does not include security alarm monitoring services (and the calculation of the RMR for each such monitoring and managed service contract shall include all RMR with respect to maintenance and services that are also provided under the terms of such contract), but in each case, excluding (i) contracts to provide “wholesale” services provided for other alarm dealers, retailers or companies, (ii) contracts to provide guard, patrol or response services and (iii) contracts to provide telephony services and/or Internet connectivity services for residential customers.

Refinancing Transaction shall mean the issuance of the Second Lien Notes on the Closing Date and the refinancing of the existing credit facility by this Agreement, and the other transactions described in the Offering Circular issued for the Second Lien Notes that are being effected on the Closing Date.

Register shall have the meaning assigned to that term in Section 2.6(b).

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Regulations shall have the meaning assigned to that term in Section 10.17.

Reimbursement Obligations shall have the meaning assigned to that term in Section 2.8.3.2.

Relocation shall have the meaning assigned to that term in the definition of “Attrition Rate”.

Replacement Bank shall have the meaning assigned to that term in Section 4.4.2.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29,. 30, .31, .32., .34 or .35 or PBGC Reg. §4043.

Required Banks shall mean (x) if at the time the consent of the Banks is sought there is only one Bank party to this Agreement, such Bank, and (y) if at the time the consent of the Banks is sought there are two or more Banks party to this Agreement, any two or more Banks whose combined Ratable Share is more than 50%.

Required Special Servicer Rating shall mean (a) on the Standard & Poor’s list of approved special services in the case of Standard & Poor’s, and (b) in the case of Moody’s, such special servicer is acting as special servicer in a Securitization Transaction that was rated by Moody’s within the last twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of securities issued in connection with the Securitization Transaction citing the continuation of such special servicer as special servicer of such securities.

Revolving Facility Usage shall mean the sum of the principal amount of all Loans outstanding and Letters of Credit Outstanding.

RMR shall mean recurring payments per month (net of any: (a) telephone, communication, utility company or third-party pass-through charges, including pass-through charges for signal circuit telephone lines; (b) antenna rentals, panel use and franchise and licensing fees; (c) charges payable to third parties for receiving or responding to alarms associated with customer contracts; (d) assessments of taxes and (e) customer discounts) then being received by any Borrower; provided, however, that pass-through charges from customers that are attributable to services provided by Alarm.com or Total Connect shall not be excluded from RMR.  Notwithstanding anything to the contrary contained in this definition, all charges incurred by any Borrower from telephone, cable, wireless, GSM or other communications companies for circuits that are utilized solely in connection with the provisioning and delivery of IP managed services to a customer’s premises that any Borrower recognizes as a direct cost of providing such services on its income statement shall not be excluded from RMR.

Second Lien Collateral Agent shall mean Wells Fargo Bank, N.A.

Second Lien Notes shall mean the 9.25% Senior Secured Notes issued pursuant to the Indenture.

Second Lien Note Trustee shall mean Wells Fargo Bank, N.A., as trustee for the holders of the Second Lien Notes under the Indenture, and its successors and assigns.

Security Agreement shall mean the Security Agreement executed and delivered on the Closing Date by the Loan Parties to Agent for the benefit of itself and the Banks in respect of the personal property of each of them in order to secure the respective obligations of each Borrower and the Guarantors under the Loan Documents, as such agreement may be amended, amended and restated or extended from time to time.

Specified Equity Contribution shall have the meaning assigned to that term in Section 7.2.15(ii).

Specified Shareholder shall mean Craig L. Pierce.

Solvent shall mean, with respect to any Person, such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Standard & Poor’s shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

Stockholder Agreements shall mean (i) the Stockholder Agreement, dated November 19, 2004, by and among Parent and certain other parties thereto, as the same may be amended or modified and in effect from time to time, and (ii) the Stockholder Agreement, dated November 19, 2004 by and among GAC, Parent, the Specified Shareholder, and certain other parties thereto, as the same may be amended or modified and in effect from time to time.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

SunTx shall mean SunTx Capital Management Corp. and its affiliates, including SunTx Interface.

SunTx Interface shall mean, jointly and severally, SunTx Interface, L.P., a Delaware limited partnership and SunTx Capital Partners, L.P., a Texas limited partnership.

Terminated Bank shall have the meaning assigned to that term in Section 4.4.2.

Thrivent Debt shall mean subordinated Indebtedness held by Thrivent White Rose Fund III Mezzanine Direct, L.P. immediately prior to the Closing Date.

Total Debt shall mean, as to each of the Loan Parties, Indebtedness of Parent and its Subsidiaries determined on a consolidated basis excluding the following (without duplication):  (a) the Indebtedness referenced in clause (iv) of Section 7.2.1 and to the extent duplicative of other Indebtedness already included in the calculation of Total Debt, clause (v) of Section 7.2.1, (b) capitalized leases of vehicles, central monitoring station equipment or real estate (provided that no security other than the property leased is given in connection therewith), (c) any other leases which Agent has agreed in writing to exclude from “Indebtedness” for the purposes of this definition, (d) contingent reimbursement obligations under any letter of credit (until such obligation becomes payable), (e) any PA Holdback to the extent such holdback is both unsecured and not yet due and payable, and (f) accrued but unpaid interest (including such interest as may be capitalized) on the Permitted Second Lien Debt.

Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

UCC Collateral shall mean the property of the Loan Parties (whether now owned or hereafter acquired) in which security interests are to be granted under the Security Agreement (including, without limitation, the “Intellectual Property” described therein).

UFCA shall have the meaning assigned to that term in Section 10.22.3.

UFTA shall have the meaning assigned to that term in Section 10.22.3.

Unfinanced Capital Expenditures shall mean Capital Expenditures which are made with operating funds of a Loan Party and not through lease or debt or similar arrangements with third parties and shall, in all events exclude Capital Expenditures made with equity contributions to any Borrower or proceeds of unsecured subordinated debt acceptable to Required Banks made contemporaneously therewith.

Uniform Commercial Code shall have the meaning assigned to that term in Section 5.1.16.

Unused Line Fee shall have the meaning assigned to that term in Section 2.3.

Upstream Payments shall mean payments by any Loan Party to Parent or to the owners of Parent (directly or indirectly) comprising any of the following:  (a) payments in respect of third party charges or expenses actually paid by Parent, and (b) allocated costs or shared expenses actually paid by Parent.

Westec Acquisition shall mean the acquisition by Interface of all of the capital stock of WAC pursuant to the Westec Acquisition Agreement.

Westec Acquisition Agreement shall mean that certain Merger Agreement by and among Interface, Interface Acquisition Subsidiary, Inc., WAC, and the stockholders of WAC a signatory hereto, dated as of March 27, 2012, as it may be modified, amended, restated or supplemented from time to time in accordance with this Agreement.

Westec Subordinated Debt shall mean indebtedness in the original principal amount of $13,900,000 owed by the Borrowers to shareholders of WAC, which indebtedness is being repaid on the Closing Date.

Withholding Certificate shall have the meaning assigned to that term in Section 10.17.

1.2                               Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1                     Number; Inclusion.  References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2                     Determination.  References to “determination” of or by Agent or the Banks shall mean good-faith estimates by Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3                     Agent’s Discretion and Consent.  Whenever Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4                     Documents Taken as a Whole.  The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5                     Headings.  The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6                     Implied References to this Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7                     Persons.  Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8                     Modifications to Documents.  Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9                     From, To and Through.  Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10              Shall; Will.  References to “shall” and “will” are intended to have the same meaning.

1.3                               Accounting and Legal Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 (and all defined terms used in the definition of any accounting term used in Section 7.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.9.  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 based upon any Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with such Borrower’s financial statements at that time. Notwithstanding the foregoing terms of this Section or any other provision of this Agreement providing for any amount to be determined in accordance with GAAP, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Loan Party to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced.

1.4                               Concerning Corporate Terms.  When terms such as “stock”, “shares”, “shareholders”, “corporate”, “company” and similar terms generally associated with corporations are used herein or in the Loan Documents, they shall be deemed as well to refer to limited liability member interests, owners of those interests and a limited liability company or similar entity, as the context may require, and references to corporate governance documents and procedures shall have their appropriate and correlative meanings with respect to limited liability companies, as the context may require, and vice versa.

2.                                      REVOLVING CREDIT FACILITY

2.1                               Revolving Credit Commitments.

2.1.1                     Generally.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to each Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to such Loans, (i) the aggregate amount of Ratable Share of Loans and Ratable Share of Letters of Credit Outstanding of such Bank shall not exceed such Bank’s Revolving Credit Commitment and (ii) the aggregate outstanding amount of Revolving Credit Loans, together with (but without duplication) the Letters of Credit Outstanding, shall not exceed the Aggregate Commitment; provided, further, that Revolving Facility Usage may never exceed the Maximum Availability.  Within such limits of time and amount and subject to the other provisions of this Agreement, each Borrower may borrow, repay and re-borrow pursuant to this Section 2.1.  Each Borrower shall, on or before the day of the delivery of reports under Section 7.3 that show an excess of Revolving Facility Usage over Maximum Availability, prepay the principal amount of the Loans to the extent of such excess.  As used herein, “Maximum Availability” shall mean, as of any date of calculation, five (5) times Eligible RMR.

Maximum Availability shall be calculated considering Permitted Acquisitions completed during the period of determination, giving effect to such Permitted Acquisitions for the period of determination on a pro forma basis.

2.1.2                     Reduction of Revolving Credit Commitment.  Subject to compliance with Section 4.6.2, each Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to Agent to reduce the Commitments by $2,000,000 and integral multiples of $1,000,000 to an aggregate amount not less than $35,000,000 or to terminate entirely the Commitments, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Ratable Share of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of any Borrower delivered pursuant to this Section 2.1.2, Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, such Borrower shall pay to Agent for the respective accounts of the Banks the full amount of any Unused Line Fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

2.1.3                     [Reserved].

2.1.4                     Prepayment of Overadvance.  At any time when (i) the reports under Section 7.3 show an excess of Revolving Facility Usage over the lesser of the Maximum Availability or the Aggregate Commitment or (ii) Agent has otherwise determined, in its reasonable good faith judgment from the perspective of a senior secured lender, that such an excess exists, each Borrower shall promptly (and in any event within two (2) Business Days) prepay the principal amount of the Loans to the extent of such excess (or to extent such excess is solely on account of Letters of Credit Outstanding, deliver to Agent an amount of cash equal to 102.5% of such excess as additional collateral for the Letters of Credit Outstanding).

2.2                               Nature of Banks’ Obligations with Respect to Revolving Credit Loans.  Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 in accordance with its Ratable Share.  The aggregate of each Bank’s Ratable Share of Revolving Facility Usage outstanding hereunder to Borrowers at any time shall never exceed its Revolving Credit Commitment.  The obligations of each Bank hereunder are several.  The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of each Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder.  Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to a Loan Party to make any Loan or issue any Letter of Credit, if an Event of Default or a Potential Default exists, or after the Expiration Date; provided, however, that this sentence shall not in any event excuse, limit or otherwise affect a Bank’s obligations to Agent (including, without limitation, Bank shall remain liable for its obligations under (i) Section 9.15 unless such Bank has notified Agent in accordance with Section 9.15 and (ii) Section 2.8.3.2).

2.3                               Unused Line Fee.  Accruing from the date hereof until the Expiration Date, the Loan Parties agree to pay to Agent for the account of each Bank, as consideration for such Bank’s Revolving Credit Commitment hereunder, a nonrefundable unused line fee (the “Unused Line Fee”) equal to the product of (a) the daily average for each Bank of the excess of (1) such

Bank’s Commitment, over (2) the aggregate amount Ratable Share of Loans and (without duplication) Ratable Share of Letters of Credit Outstanding with respect to such Bank, and (b) 0.75% per annum; provided, however, that the rate set forth in clause (b) shall be reduced to 0.50% for the next succeeding Month after the occurrence of two (2) consecutive Months in which the following conditions have been met:  (i) the daily average of Loans outstanding during each such Month exceeded $22,500,000, and (ii) the amount of Loans outstanding during each such Month was not less than $22,500,000 for more than five (5) Business Days during each such Month.  The Unused Line Fee shall be computed on the basis of a year of 360 days, and actual days elapsed and shall be payable in arrears on the last Business Day of each March, June, September and December after the Closing Date and on the Expiration Date or upon acceleration of the Obligations.  Borrowers shall pay all fees provided for under the Fee Letter as when such fees are due and payable.

2.4                               Revolving Credit Loan Requests.  Except as otherwise provided herein, each Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew existing Revolving Credit Loans for the same or a different Interest Period pursuant to Section 3.2, by delivering to Agent, not later than 2:00 p.m., Washington, D.C. time, three (3) Business Days prior to the proposed Borrowing Date a duly completed request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter or facsimile in such form (each, a “Loan Request”), it being understood that Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche; and (iii) an appropriate Interest Period for the Loans comprising such Borrowing Tranche.  Except as set forth to the contrary in Section 3.4, all Loans made pursuant to this Agreement shall be LIBO-Rate Loans.

2.5                               Making Revolving Credit Loans.  Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4, notify the Banks of its receipt of such Loan Request specifying:  (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by Agent in accordance with Section 2.2.  Each Bank shall remit the principal amount of each Revolving Credit Loan to Agent such that Agent is able to, and Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2, fund such Revolving Credit Loans to such Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Washington, D.C. time, on the applicable Borrowing Date, provided that if any Bank has not notified Agent prior to the date on which it is scheduled to make payment to Agent that it does not intend to make such payment and fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.15.

2.6                               Evidence of Revolving Credit Loans.

(a)                                 Agent shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to each Bank resulting from each Loan made by such Bank from time to time, including without limitation, the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(b)                                 The entries made in the electronic or written records maintained pursuant to this Section 2.6 (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans or Obligations in accordance with their terms.

(c)                                  Each Borrower agrees that:

(i)                                     each Bank may request that Borrower issue to it one or more Revolving Credit Notes by giving written notice to Borrower, and Borrower shall promptly (and in any event within ten (10) Business Days of any such request) execute and deliver to such Bank one or more Revolving Credit Notes payable to the order of such Bank in an aggregate principal amount equal to such Bank’s Revolving Credit Commitment;

(ii)                                  all references to Revolving Credit Notes in the Loan Documents shall mean Revolving Credit Notes, if any, to the extent issued (and not returned to such Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time; and

(iii)                               upon written request of any Bank, and in any event within ten (10) Business Days of any such request, Borrowers shall execute and deliver to such Bank new Revolving Credit Notes (on substantially the same terms and in substantially the same form) and/or divide the Revolving Credit Notes in exchange for the existing Revolving Credit Notes in such smaller amounts or denominations as such Bank shall specify in its sole and absolute discretion; provided that the aggregate principal amount of such new Revolving Credit Notes shall not exceed the aggregate principal amount of the Revolving Credit Notes outstanding at the time such request is made; and provided, further, that such Revolving Credit Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Revolving Credit Notes and shall be marked as cancelled and returned to the Borrowers within ten (10) Business Days after such Bank’s receipt of the replacement Revolving Credit Notes.

2.7                               Use of Proceeds.  The proceeds of the Revolving Credit Loans shall be used for the purposes described in and in accordance with Section 7.1.11.

2.8                               Letter of Credit Subfacility.

2.8.1                     Issuance of Letters of Credit.  Each Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to Agent and the L/C Issuer a completed application and agreement for letters of credit in such form as the L/C Issuer may specify from time to time, including a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the L/C Issuer at such time, by no later than 2:00 p.m., Washington, D.C. time, at least three (3) Business Days, or such shorter period as may be agreed to by Agent and the L/C Issuer, in advance of the proposed date of issuance.  Each Letter of Credit shall be a standby letter of credit (and may not be a commercial letter of credit).  Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.8.1, Agent shall cause the L/C Issuer to issue a Letter of Credit provided that (x) each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date and (y) in no event shall (i) the Letters of Credit Outstanding (other than Letter of Credit Borrowings that constitute Revolving Credit Loans) exceed, at any one time, $1,000,000 or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.

2.8.2                     Letter of Credit Fees.  Each Borrower shall pay (i) to Agent for the ratable account of the Banks a fee (the “Letter of Credit Fee”) described in the definition of “Applicable Margin” (computed on the basis of a year of 360 days and actual days elapsed) and (ii) to Agent for its own account or the account of the L/C Issuer a fronting fee (according to Agent’s standard fee schedule and computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each March, June, September and December following issuance of each Letter of Credit and on the Expiration Date.  Each Borrower shall also pay to Agent for Agent’s sole account Agent’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.8.3                     Disbursements, Reimbursement.

2.8.3.1                                               The L/C Issuer shall issue all Letters of Credits hereunder.  The terms applicable to each such Letter of Credit shall be as set forth in the L/C Issuer’s letter of credit documentation, if not set forth in this Agreement.

2.8.3.2                                               In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the L/C Issuer will promptly notify each Borrower.  Provided that it shall have received such notice, such Borrower shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) the L/C Issuer prior to 12:00 Noon, Washington, D.C. time on each date that an amount is paid by the L/C Issuer under any Letter of Credit (each such date, an “Drawing Date”) in an amount equal to the amount so paid by the L/C Issuer.  Any notice given by Agent pursuant to this Section 2.8.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  If otherwise permitted under this Agreement, any Borrower may pay any such amount from the proceeds of a Revolving Credit Loan.  In any event, Agent may pay (but shall not be obligated to pay) any such amount from the proceeds of a Revolving Credit Loan even if such Revolving Credit Loan would not otherwise be permitted under this Agreement (each a “Letter of Credit Borrowing”).  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to LIBO-Rate Loans.  Each Bank shall, to the extent of its Ratable Share of the aggregate amount of all disbursements made with respect to any Letter of Credit, be deemed to have irrevocably purchased an undivided participation in each Revolving Credit Loan made as a consequence of such disbursement.  Each Bank shall make the amount of its participation in such Revolving Credit Loan available to Agent not later than 12:00 Noon, Washington, D.C. time on the Business Day following such Revolving Credit Loan in same day funds by wire transfer to Agent’s account, and participation not so funded to Agent shall bear interest that is payable by such Bank to Agent in respect of each day during the period commencing on the date the disbursement was funded by Agent and ending on the date Agent recovers such disbursement, at a rate per annum equal to the applicable interest rate in respect of such Revolving Credit Loan.  The obligations of a Bank to make payments to Agent, for the account of Agent or the L/C Issuer, with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:  (i) any lack of validity or enforceability of this Agreement or any of the Loan Documents; (ii) the existence of any claim, setoff, defense or other right that any Loan Party may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for which any such transferee may be acting), Agent, L/C Issuer, any Bank, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any related transactions (including any underlying transactions between a Loan Party or any other party and the beneficiary named in such Letter of Credit); (iii) any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any of the Loan Documents; (v) any failure by Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit; (vi) any payment by the L/C Issuer under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit (if, in the good faith opinion of the L/C Issuer, such prepayment is deemed to be appropriate); or (vii) the occurrence and continuation of any Potential Default or Event of Default.

2.8.3.3                                               Each Borrower’s and the other Loan Parties’ obligations to make all payments in respect of Letters of Credit or Letters of Credit Outstanding required under this Agreement, any other Loan Document or the documentation referred to in Sections 2.8.3.1 and 2.8.4, including any Reimbursement Obligation, shall be an “Obligation” hereunder and secured and payable pari passu along with all other Obligations.  All such payments referred to in this Section 2.8.3 shall be for the account of the L/C Issuer and shall not be distributed according to Section 4.2 or otherwise in accordance with the Banks’ Ratable Shares.

2.8.3.4                                               On demand by Agent at any time following the occurrence and during the continuance of an Event of Default or on the Expiration Date, Borrowers will cause to be deposited and maintained in an account as directed by Agent, cash collateral in an amount equal to 102.5% of the aggregate amount of Letters of Credit Outstanding, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrowers’ behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower.  No Borrower may withdraw amounts credited to any such account except upon the earlier of (i) indefeasible payment and performance in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), termination of this Agreement and termination, replacement or cash collateralization of all then outstanding Letters of Credit in accordance with the terms of this Agreement, and (ii) at such time as such Event of Default no longer exists, unless Agent determines in its sole discretion not to release such amounts.  Agent hereby agrees that in the event cash collateral is deposited with Agent in accordance with this Section 2.8.3.4, the Letters of Credit Outstanding shall be deemed to be reduced by the amount of such cash collateral for purposes of calculating Revolving Facility Usage.

2.8.4                     Documentation.  Each Loan Party agrees to be bound by the terms of the L/C Issuer’s application and agreement for Letters of Credit and the L/C Issuer’s written regulations and customary practices relating to Letters of Credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the L/C Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.8.5                     Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the L/C Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.8.6                     Indemnity.  In addition to amounts payable as provided in Section 9.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless the L/C Issuer from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the L/C Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the L/C Issuer as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the L/C Issuer of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.8.7                     Liability for Acts and Omissions.  As between any Loan Party and the L/C Issuer, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (unless the L/C Issuer shall have specific knowledge thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit (except for failures obvious on their face) or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the L/C Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the L/C Issuer’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve the L/C Issuer from liability for the L/C Issuer’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the L/C Issuer be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the L/C Issuer (i) may rely on any oral or other communication believed in good faith by the L/C Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the L/C Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the L/C Issuer in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

2.9                               Loan Party Representation; Reliance.  Each Loan Party irrevocably appoints Interface as its agent for all purposes relevant to this Agreement and all other Loan Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and therein and all modifications hereto and thereto.  Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given, taken or received by all or any Loan Party acting singly, shall be valid and effective if given, taken or received only by an authorized officer of Interface, whether or not any other Borrower joins therein, and Agent and Banks shall have no duty or obligation to make further inquiry with respect to the authority of Interface under this Section 2.9, provided that nothing in this Section 2.9 shall limit the effectiveness of, or the right of Agent and the Banks to require and rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification, or other action to be delivered by an authorized officer of each Loan Party pursuant to this Agreement or the other Loan Documents.  With respect to any action hereunder, Agent and Banks may conclusively rely upon, and shall incur no liability to any Loan Party in acting upon, any request or other communication that Agent and Banks reasonably believes to have been given or made by an authorized officer on such or any Loan Party’s behalf, whether or not such Person is listed on the incumbency certificate delivered pursuant to this Agreement.

3.                                      INTEREST RATES

3.1                               Interest Rate.  Each Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as set forth below, it being understood that, subject to the provisions of this Agreement, each Borrower may select different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may renew all or any portion of the Loans comprising any Borrowing Tranche for the same or a different Interest Period, provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all LIBO-Rate Loans.  If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank’s highest lawful rate, the rate of interest on such Bank’s Loan shall be limited to such Bank’s highest lawful rate.  Loans shall bear interest by reference to the Base Rate only in the circumstances described in Section 3.4.

3.1.1                     Revolving Credit Interest Rate.  Revolving Credit Loans shall bear interest at a fluctuating rate per annum (computed on the basis of a year of 360 days, and actual days elapsed) equal to the LIBO-Rate, plus the Applicable Margin; provided, however, that under the circumstances described in Section 3.4, the Revolving Credit Loans shall instead bear interest at the Base Rate plus the Applicable Margin, which rate shall change automatically from time to time effective as of the date of each change in the Base Rate.

3.1.2                     Amount of Borrowing Tranche.  Each Borrowing Tranche of LIBO-Rate Loans shall be in integral multiples of $100,000 and not less than $1,000,000 and the Borrowing Tranche of Base Rate Loans shall be not less than $100,000.

3.1.3                     Rate Quotations.  Each Borrower may call Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2                               Interest Periods.  At any time when Borrowers shall request a new Revolving Credit Loan or renew an existing Revolving Credit Loan (for the same or a different Interest Period), Borrowers shall notify Agent thereof at least three (3) Business Days prior to the date on which the LIBO-Rate Loan is to be made or renewed by delivering a Loan Request.  The notice shall specify the Interest Period to apply to the new or renewed Revolving Credit Loan.  Notwithstanding the preceding sentence, in the case of the renewal of a LIBO-Rate Loan at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3                               Interest after Default.  To the extent permitted by Law, upon the occurrence of and during the continuance of an Event of Default, unless the Required Banks otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the LIBO-Rate plus 2%) until such time as each then existing Event of Default shall have been waived in writing in accordance with this Agreement; provided, however, that such increase may thereafter be rescinded by the Required Banks.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 8.1.1(i), 8.1.1(ii), 8.1.10, 8.1.14 or 8.1.15, such increase shall occur automatically.

3.3.1                     Acknowledgment.  Each Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk, and all such increased interest shall be payable by each Borrower upon demand by Agent.

3.4                               LIBO-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1                     Unascertainable.  If on any date on which a LIBO-Rate would otherwise be determined, Agent shall have determined that:

(i)                                     adequate and reasonable means do not exist for ascertaining such LIBO-Rate, or

(ii)                                  a contingency has occurred which adversely affects the London interbank eurodollar market relating to the LIBO-Rate,

Agent shall have the rights specified in Section 3.4.3.

3.4.2                     Illegality; Increased Costs; Deposits Not Available.  If at any time any Bank shall have determined that:

(i)                                     the making, maintenance or funding of any LIBO-Rate Loan has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)                                  such LIBO-Rate will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii)                               after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBO-Rate applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank eurodollar market, then Agent shall have the rights specified in Section 3.4.3.

3.4.3                     Agent’s and Bank’s Rights.  In the case of any event specified in Section 3.4.1 above, Agent shall promptly so notify the Banks and each Borrower thereof, and in the case of an event specified in Section 3.4.2 above, such Bank shall promptly so notify Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and Agent shall promptly send copies of such notice and certificate to the other Banks and each Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), (i) all outstanding Revolving Credit Loans made by the Banks shall be converted to Base Rate Loans and all new Revolving Credit Loans shall be made as Base Rate Loans, in the case of such notice given by Agent, or (ii) all outstanding Revolving Credit Loans made by such Bank shall be converted to Base Rate Loans and all new Revolving Credit Loans made by such Bank shall be made as Base Rate Loans, in the case of notice given by a Bank.  Five (5) Business Days after the date when Agent shall have later notified Borrowers, or such Bank shall have later notified Agent, of Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist, all outstanding Revolving Credit Loans that are Base Rate Loans shall be converted to LIBO-Rate Loans with Interest Periods that have been selected by Borrowers by delivery of a Loan Request three (3) Business Days prior to the date of conversion, or one-Month Interest Periods if Borrowers make no selection.

3.5                               Selection of Interest Rate Periods.  If any Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2, Borrowers shall be deemed to have renewed the Loans in such Borrowing Tranche for a one-Month Interest Period.

4.                                      PAYMENTS

4.1                               Payments.  All payments and prepayments to be made in respect of principal, interest, Unused Line Fees or other fees or amounts due from each Borrower hereunder shall be payable prior to 2:00 p.m., Washington, D.C., time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by each Borrower, and without set-off, counterclaim, defense or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to Agent at the Principal Office by wire transfer to the Agent Deposit Account for the ratable accounts of the Banks with respect to the Loans in U.S. Dollars and in immediately available funds, and Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 2:00 p.m., Washington, D.C. time, by Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by Agent, Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by Agent and not distributed to the Banks.  Agent’s and each

Bank’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”  All Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) shall be automatically and immediately due and payable on the Expiration Date.

4.2                               Pro Rata Treatment of Banks.  Each borrowing shall be allocated to each Bank according to its Ratable Share, and each selection of or renewal of any Revolving Credit Loan for any Interest Period and each payment or prepayment by each Borrower with respect to principal, interest, Unused Line Fees or other fees or amounts due from each Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 9.13) be made in proportion to the applicable Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank.

4.3                               Interest Payment Dates.  Interest on Base Rate Loans shall be due and payable in arrears on the first (1st) Business Day of each month after the date hereof and on the Expiration Date or upon acceleration of the Obligations.  Interest on LIBO-Rate Loans shall be due and payable on the last day (or if such last day is not a Business Day, the next Business Day immediately following such last day) of each Interest Period for those Loans.  Interest on mandatory prepayments of principal under Section 4.5 shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

4.4                               Voluntary Prepayments.

4.4.1                     Right to Prepay.  Borrowers shall have the right at their option from time to time to prepay the Loans in whole or in part without premium or penalty as provided in Section 2, Section 4.4.2 or in Section 4.6:

(i)                                     at any time with respect to any Loan to which the Base Rate applies,

(ii)                                  on the last day of the applicable Interest Period with respect to LIBO-Rate Loans (or on another date if the amounts required under Section 4.6.2 are paid contemporaneously therewith),

(iii)                               on the date specified in a notice by any Bank pursuant to Section 3.4 with respect to any LIBO-Rate Loans.

Whenever Borrowers desire to prepay any part of the Loans, it shall provide a prepayment notice to Agent by 2:00 p.m., Washington, D.C. time, one (1) Business Day before the date of prepayment of Loans setting forth the following information:

(x)                                 the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(y)                                 the total principal amount of such prepayment, which shall not be less than $100,000.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 3.4.3, if any Borrower prepays a Loan, the prepayment shall be applied ratably to LIBO-Rate Loans and Base Rate Loans.  Any prepayment hereunder shall be subject to Borrowers’ obligations to indemnify the Banks under Section 4.6.2.

4.4.2                     Defaulting Bank; Replacement of a Bank.  Anything contained herein to the contrary notwithstanding, if any Bank defaults in its capacity as a Bank hereunder (a “Defaulting Bank”) in its obligation to make or fund (a “Funding Default”) any Loan or portion of any unreimbursed payment hereunder (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Bank, such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Bank shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall be applied to the Loans of other Banks as if such Defaulting Bank had no Loans outstanding and the Commitment of such Defaulting Bank were zero, and (ii) any mandatory prepayment or repayment of the Loans shall be applied to the Loans of other Banks as if such Defaulting Bank had funded all Defaulted Loans of such Defaulting Bank; (c) such Defaulting Bank’s Commitment and outstanding Loans shall be excluded for purposes of calculating any fees payable pursuant to any Loan Document in respect of any day during any Default Period with respect to such Defaulting Bank; and (d) the balance of Loans outstanding as at any date of determination shall be calculated as if such Defaulting Bank had funded all Defaulted Loans of such Defaulting Bank.  No Commitment of any Bank shall be increased, extended, reinstated or otherwise affected, the principal of a Defaulting Bank’s Loans may not be reduced or forgiven, the applicable non-default interest rate applicable to the Obligations owing to a Defaulting Bank may not be reduced other than as provided elsewhere under the terms of this Agreement, and, except as otherwise expressly provided in this Section 4.4.2, performance by Loan Parties of their respective obligations hereunder and the other Loan Documents shall not be excused or otherwise modified, in each case solely as a result of any Funding Default or the operation of this Section 4.4.2.  The rights and remedies against a Defaulting Bank under this Section 4.4.2 are in addition to other rights and remedies that Borrowers may have against such Defaulting Bank with respect to any Funding Default and which Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default.

Anything contained herein to the contrary notwithstanding, (i) if any Bank shall become a Defaulting Bank and the Default Period for such Defaulting Bank shall remain in effect and such Defaulting Bank shall fail to cure the default as a result of which it has become a Defaulting Bank within five (5) Business Days after Interface requests that it cure such default, (ii) if any Bank shall become a Non-Consenting Bank, (iii) if any Bank gives notice under Section 3.4 or Section 4.6.1, (iv) if any Bank does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, or (v) if any Bank or any parent of any Bank becomes subject to the control of an Official Body (other than normal and customary supervision), then each Borrower shall have, during the one hundred twenty (120) period following such event, the right at its option, with the consent of Agent, which shall not be unreasonably withheld or delayed, to cause such Bank (the “Terminated Bank”) (and such Terminated Bank hereby irrevocably agrees) to assign the full amount of all of its outstanding Commitments and Loans, in each case, if any, to one or more Qualified Assignees (each a “Replacement Bank”) in accordance with the provisions of Section 10.11 and Terminated Bank shall pay any fees payable thereunder in connection with such assignment; provided that (1) on the date of such assignment, the Replacement Bank shall pay to Terminated Bank an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Bank, (B) without duplication of clause (A), an amount equal to all unreimbursed drawings that have been funded by such Terminated Bank, together with all then unpaid interest with respect thereto at such time, (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Bank pursuant to the terms of any Loan Document, and (D) an amount equal to all other Obligations then owing to such Terminated Bank (including any amounts under Section 4.6); (2) if such Terminated Bank gave notice under Section 3.4 or Section 4.6.1, the basis for such notice shall not also cause a Replacement Bank to immediately give such notice; and (3) if such Terminated Bank is a Non-Consenting Bank, each Replacement Bank shall consent, at the time of such assignment, to each matter in respect of which such Terminated Bank was a Non-Consenting Bank.  Upon the prepayment of all amounts owing to any Terminated Bank and the termination of such Terminated Bank’s Commitments, if any, such Terminated Bank shall no longer constitute a “Bank” for purposes hereof; provided that any rights of such Terminated Bank to indemnification hereunder shall survive as to such Terminated Bank.  If a Terminated Bank refuses or fails to comply with its obligations under this Section 4.4.2, Borrowers shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Terminated Bank that is consistent with the terms hereof and any such agreement and/or documentation so executed by Borrowers shall be effective for purposes of documenting an assignment pursuant to Section 10.11.

4.4.3                     Change of Lending Office.  Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 or 4.6.1 with respect to such Bank, it will if requested by Borrowers, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 4.4.3 shall affect or postpone any of the Obligations of any Borrower or any other Loan Party or the rights of Agent or any Bank provided in this Agreement.

4.5                               Mandatory Prepayments.

4.5.1                     Events Triggering Mandatory Prepayments.  Within five (5) Business Days of (i) any sale of assets authorized by Section 7.2.7(vi), which is (a) in excess of $1,000,000 in any one transaction or $2,000,000 in any fiscal year, or (b) made when there exists an Event of Default or Potential Default, (ii) a Loan Party receiving any payment made on account of an indemnification claim arising in connection with the Acquisition Documents or any acquisition documents related to any Permitted Acquisition, or (iii) the receipt of a Specified

Equity Contribution by a Loan Party, the Loan Parties shall make a mandatory prepayment of principal on the Loans in an amount equal to (x) in the case of clause (i), the net after-tax proceeds of such sale (as estimated in good faith by such Borrower and reducing from gross after-tax proceeds only reasonable transaction expenses actually incurred, with such estimate being reduced to writing and delivered to Agent with such prepayment) and (y) in all other cases, 100% of the amount of the payment received.  No such prepayment shall permanently reduce the Commitment.

4.5.2                     Change in Control Event  Simultaneously with the occurrence of a Change in Control, the Obligations shall be indefeasibly paid in full in cash and all Commitments shall be terminated.

4.5.3                     Application among Base Rate Loans and LIBO-Rate Loans.  All principal prepayments required pursuant to this Section 4.5 shall be applied pro rata to the principal amount of the LIBO-Rate Loans and the Base Rate Loans.  In accordance with Section 4.6.2, Borrowers shall indemnify the Banks for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against LIBO-Rate Loans on any day other than the last day of the applicable Interest Period.

4.6                               Additional Compensation in Certain Circumstances.

4.6.1                     Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.  If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof (a “Change in Law”) by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i)                                     subjects Agent or any Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by any Borrower of principal, interest, Unused Line Fees, or other amounts due from any Borrower hereunder or under the Notes (except for taxes on the overall net income of Agent or such Bank),

(ii)                                  imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

(iii)                               imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income, principal or interest receivable by, or impose any expense (including loss of margin) upon Agent or any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank’s capital, taking into consideration such Bank’s customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, Agent or such Bank shall from time to time notify Borrowers and Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by Agent or such Bank to be necessary to compensate Agent or such Bank for such increase in cost, reduction of income, principal or interest, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by such Borrower to Agent or such Bank, as the case may be, ten (10) Business Days after such notice is given.  Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

4.6.2                     Indemnity.  In addition to the compensation required by Section 4.6.1, Borrowers shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain LIBO-Rate Loans) which such Bank sustains or incurs as a consequence of any:

(i)                                     payment, prepayment, conversion or renewal of any LIBO-Rate Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due) other than a prepayment required by Section 3.4,

(ii)                                  attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 or Section 3.2 or notice relating to prepayments under Section 4.4, or

(iii)                               default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of such Borrower to pay when due (by acceleration or otherwise) any principal, interest, Unused Line Fee or any other amount due hereunder.

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify each Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by such Borrower to such Bank ten (10) Business Days after such notice is given.

4.7                               INDEMNIFICATION BY LOAN PARTIES.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE AGENT AND THE

BANKS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, LOAN PARTIES HEREBY AGREE TO INDEMNIFY, EXONERATE AND HOLD THE AGENT, EACH BANK AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE AGENT AND EACH BANK (EACH, A “BANK PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE BANK PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE ACQUISITION) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE BANK PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE BANK PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 4.7 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

5.                                      REPRESENTATIONS AND WARRANTIES

5.1                               Representations and Warranties.  The Loan Parties, jointly and severally, represent and warrant to Agent and each of the Banks that (a) on the Closing Date, and (b) both immediately before and immediately after giving effect to any extension of credit then contemplated by or pursuant to this Agreement:

5.1.1                     Organization and Qualification.  Each Loan Party is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  No Borrower has constituted or will constitute a “transmitting utility”, as that term is defined under Article 9 of the Uniform Commercial Code.

Schedule 5.1.1 sets forth each jurisdiction where each Loan Party is qualified to do business as a domestic or foreign entity as of the Closing Date.

5.1.2                     Capitalization and Ownership.

5.1.2.1                                               The Capital Stock of each Guarantor that is a Subsidiary of Parent are owned as indicated on Schedule 5.1.2.  The issued and outstanding Capital Stock of Parent is owned as of the Closing Date, as indicated on Schedule 5.1.2.  All of the ownership interests issued by each Loan Party have been validly issued and are fully paid, and if applicable under applicable Law, non-assessable.  There are no options, warrants or other rights outstanding to purchase any such ownership interests except as indicated on Schedule 5.1.2.

5.1.2.2                                               As of the Closing Date, Parent owns 100% of the Capital Stock of Interface and at least 99% of the Capital Stock of GAC.  The Specified Shareholder owns not more than 1% of the Capital Stock of GAC.  Interface owns 100% of the Capital Stock of WAC, and WAC owns 100% of the Capital Stock of WIS.

5.1.3                     Subsidiaries.  Schedule 5.1.3  states the name of each Borrower’s Subsidiaries (including the Guarantors other than Parent) and its jurisdiction of formation, its authorized Capital Stock and the owners thereof.  Each Borrower has good title to all of the Capital Stock it purports to own, free and clear in each case of any Lien other than Liens in favor of Agent for the benefit of itself and the Banks under any Pledge Agreement and Liens in favor of the Second Lien Note Trustee for the benefit of the holders of the Second Lien Notes.  All Capital Stock of such Subsidiaries has been validly issued, and all such Capital Stock is fully paid and, if applicable under applicable Law, non-assessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of all Capital Stock of such Subsidiaries have been made or paid, as the case may be.  There are no options, warrants or other rights outstanding to purchase any such Capital Stock except as indicated on Schedule 5.1.3.

5.1.4                     Power and Authority.  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement, the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents to which it is a party and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5                     Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by the Loan Parties, and each other Loan Document which the Loan Parties are required to execute and deliver on or after the date hereof will have been duly executed and delivered by the Loan Parties on the required date of delivery of such Loan Document.  This Agreement, each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of the Loan Parties which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

5.1.6                     No Conflict.  Neither the execution and delivery of this Agreement, the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents) except with respect to clause (ii), such conflict, default or breach which would not reasonably be expected to cause or constitute an Event of Default.

5.1.7                     Litigation.  There are no actions, suits, proceedings or investigations pending or, to the Knowledge of any Loan Party, threatened against any Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to cause or constitute a Material Adverse Change.  No Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to cause or constitute a Material Adverse Change.

5.1.8                     Ownership of Property.  Parent and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other material assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Person on the Interim Statements, except as disposed of in the ordinary course of business.

5.1.9                     Financial Statements.

(i)                                     Annual Statements.  Loan Parties have delivered to Agent copies of (i) with respect to Loan Parties other than WAC and WIS, its audited consolidated year-end financial statements for and as of the end of the fiscal years ended December 31, 2010 and December 31, 2011, and (ii) with respect to WAC, its audited consolidated year-end financial statements for and as of the end of the fiscal years ended December 31, 2010 and December 31, 2011 (together, the “Annual Statements”).  In addition, copies of Parent’s consolidated unaudited monthly financial statements have been delivered to Agent for each such respective period from January 1, 2012 through November 30, 2012 (the “Interim Statements”).  The Annual Statements were compiled from the books and records maintained by the applicable Loan Party’s management, and fairly represent the consolidated financial condition of the Loan Parties as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.  The Interim Statements are subject to normal year end audit adjustments.

(ii)                                  Financial Projections.  The consolidated financial projections of the Loan Parties and each of their respective Subsidiaries, attached hereto as Schedule 5.1.9, have been derived from various assumptions of the Loan Parties’ management (the “Financial Projections”).  The Financial Projections include a pro forma consolidated balance sheet of each

Borrower and its respective Subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, adjusted to give effect to the financings contemplated hereby as if such transactions had occurred on such date, which is consistent in all material respects with the forecasts previously provided to Agent.  The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of Loan Parties’ management.  The Financial Projections are based upon estimates and assumptions believed by each Borrower to be reasonable, have been prepared on the basis of the assumptions stated therein and reflect the estimates of Parent and its Subsidiaries of the results of operations and other information projected therein, it being recognized by Agent and the Banks however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections probably will differ from the projected results.  The Financial Projections accurately reflect the liabilities of Interface and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii)                               Accuracy of Financial Statements.  As of the Closing Date, no Borrower nor any Subsidiary of them has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Annual Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Borrower or any Subsidiary of them which may reasonably be expected to cause a Material Adverse Change.  Since December 31, 2011, no Material Adverse Change has occurred.

5.1.10              Use of Proceeds; Margin Stock; Section 20 Subsidiaries

5.1.10.1                                        General.  The Loan Parties shall use the proceeds of the Loans in accordance with Sections 2.7 and 7.1.11.

5.1.10.2                                        Margin Stock.  None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of such Loan Party are or will be represented by margin stock.

5.1.11              Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other document furnished to Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party (other than general economic conditions or matters affecting the security alarm industry as a whole) which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12              Taxes.  All federal, state, local and other tax returns required to have been filed with respect to the Loan Parties have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  As of the Closing Date, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Loan Parties for any period.

5.1.13              Consents and Approvals.  Except for the filing of financing statements in the state and county filing offices, and filings in the United States Patent and Trademark Office in respect of the Collateral consisting of certain intellectual property, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, other than those obtained or made on or prior to the Closing Date.

5.1.14              No Event of Default; Compliance with Instruments.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Loan Parties is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound, in each case described in this clause (ii), where such violation would reasonably be expected to constitute a Material Adverse Change.

5.1.15              Patents, Trademarks, Copyrights, Licenses, Etc..  Each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate their properties and to carry on their business as presently conducted by the Loan Parties, without known possible, alleged or actual conflict with the rights of others except for such breaches as would not reasonably be expected to cause a Material Adverse Change.  All patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of the Loan Parties are listed and described on Schedule 5.1.15.

5.1.16              Security Interests.  The Liens and security interests granted to Agent for the benefit of itself and the Banks pursuant to the Collateral Assignment of Contracts, the Collateral Assignment of Life Insurance, the Collateral Assignment of Communication Paths, the Pledge Agreement, the Pledge Agreements, and the Security Agreement in the Collateral

constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect from time to time in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.  Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and recordation in the United States Patent and Trademark Office and United States Copyright Office, as applicable, all such action as is necessary or advisable to establish such rights of Agent, for the benefit of itself and the Banks, will have been taken, and there will be upon execution and delivery of the Collateral Assignment of Contracts, the Collateral Assignment of Life Insurance, the Collateral Assignment of Communication Paths, the Pledge Agreement and the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six (6) months prior to each five-year anniversary of the filing of such financing statements.  All filing fees and other expenses in connection with each such action have been or will be paid by Borrowers.  Motor vehicles and Liens on motor vehicles are excluded from the scope of this Section 5.1.16.

5.1.17              Real Property.  No Loan Party owns any real property.  The Loan Parties occupy the locations described on Schedule 5.1.17 (which sets forth the street address, state, owner, lessor and lessee).  All central station or other monitoring locations are also separately described on Schedule 5.1.17.  The Loan Parties have valid leasehold interest in all properties, assets and other rights which they purport to lease or which are reflected as leased on their books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby except to the extent failure to do so would not reasonably be expected to cause a Material Adverse Change.

5.1.18              Status of the Pledged Collateral.  All Capital Stock included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are, or will be upon issuance, validly issued and if applicable under applicable Law, non-assessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of Agent and Banks to dispose of the Capital Stock may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws.  There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Shares included in the Pledged Collateral except for the shareholder agreements, partnership agreements, limited liability company agreements and other agreements described on Schedule 5.1.18.  The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to Agent.  On the Closing Date, not less than 99% of the Shares of GAC shall be pledged pursuant to the Pledge Agreement.  On the Closing Date, not less than 100% of the Shares of WAC and WIS shall be pledged pursuant to the Pledge Agreement.

5.1.19              Insurance.  Schedule 5.1.19 lists as of the Closing Date all insurance policies and other bonds to which any Loan Party is a party, all of which are as of the Closing Date.  No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby except to the extent replaced by coverage under other policies.  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the each Loan Party in accordance with prudent business practice in the industry of the Loan Parties.  Without limiting the foregoing, Schedule 5.1.19 describes the errors and omissions insurance coverage as of the Closing Date, each Loan Party’s existing insurance policies and the key man life insurance policy covered by the Collateral Assignment of Life Insurance.

5.1.20              Compliance with Laws.  The Loan Parties are in compliance with all applicable Laws in all jurisdictions in which the Loan Parties are presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change.  Without limiting the foregoing, the Loan Parties have provided, and after the Closing Date, will provide and will require all dealers under any dealer program to provide, each residential customer with the 3-day right of rescission in strict compliance with the provisions of 16 CFR Part 429 (Cooling-Off Period for Door-to-Door Sales) and any applicable Laws.  The Loan Parties acknowledge that any failure on their behalf to strictly comply with such regulation and laws in connection with any transaction involving a residential customer may result in such customer having the right to rescind or cancel such transaction.

5.1.21              Material Contracts; Burdensome Restrictions.  Schedule 5.1.21 lists as of the Closing Date all material contracts relating to the business operations of the Loan Parties.  All such material contracts are valid, binding and enforceable upon the Loan Parties party to such contracts and each of the other parties thereto in accordance with their respective terms except to the extent any lack of such validity, binding effect or enforceability would not be reasonably expected to cause a Material Adverse Change, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than the Loan Parties except for defaults of the Loan Parties which would not be reasonably expected to cause a Material Adverse Change.  Neither any Loan Party nor any Subsidiary of any Loan Party is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would be reasonably expected to result in a Material Adverse Change.  For purposes of this section, a “material contract” means a contract that (i) cannot be terminated by a Loan Party within thirty (30) days without penalty or additional obligation and (ii) obligates a Loan Party to pay money in an amount, or provide services valued, in excess of $250,000 during any 12-month period.

5.1.22              Investment Companies; Regulated Entities.  Neither any Loan Party nor any of its Subsidiaries is (1) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (2) subject to regulation under the Public Utility Holding Company Act of 2005, as amended, or (3) a “public utility” within the meaning of the Federal Power Act, as amended.  No Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money or to grant Liens on the Collateral to secure such Indebtedness.

5.1.23              Plans and Benefit Arrangements.  Except as set forth on Schedule 5.1.23:

(i)                                     Each Borrower and each other member of the ERISA Group (including in the ERISA Group for this purposes all other entities which, together with the Loan Parties, are treated as a single employer under Section 414 of the Internal Revenue Code) is in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the Knowledge of each Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of any Borrower or any other member of the ERISA Group.  Each Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, each Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii)                                  To each Borrower’s Knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii)                               Neither any Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv)                              No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 302 of ERISA has been made or is reasonably expected to be made to any Plan.

(v)                                 The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

(vi)                              Neither any Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Borrowers have not nor has any other member of the ERISA Group been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the Knowledge of each Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii)                           To the extent that any Benefit Arrangement is insured, each Borrower and all other members of the ERISA Group have paid when due all material premiums required to be paid for all periods through the Closing Date.  To the extent that any Benefit

Arrangement is funded other than with insurance, each Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii)                        All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

5.1.24              Employment Matters.  Each Loan Party is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to constitute a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or, to each Borrower’s knowledge, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Loan Parties which in any case would reasonably be expected to constitute a Material Adverse Change.  The Loan Parties have delivered to Agent true and correct copies of each of the Labor Contracts.

5.1.25              Environmental Matters.  Except as set forth on Schedule 5.1.25, as of the Closing Date, there are no violations, or allegations thereof in writing, of any Environmental Law applicable to any Property and, to the Knowledge of the Loan Parties, to any property of any predecessor of the Loan Parties.

5.1.26              Recurring Service Contracts.  All of the Recurring Service Contracts (i) are valid, enforceable and in full force and effect in accordance with their respective terms, (ii) are assignable by such Borrower to Agent, for the benefit of itself and the Banks, without obtaining the consent of or providing notice to any customer or other Person (other than any written consents obtained and delivered to Agent as to the Recurring Service Contracts on the Closing Date), (iii) together with all RMR related thereto, are owned by such Borrower free and clear of all Liens other than Permitted Liens, and (iv) contain terms and conditions which are standard within each applicable industry, including those involving limitation of liability/liquidated damages, third-party indemnification, automatic renewals and specifications regarding the right to increases in customer rates, except where failure to comply with the above representation and warranty in this clause (iv) would not reasonably be expected to result in a Material Adverse Change.  Upon demand of Agent after the occurrence and during the continuation of an Event of Default, the Loan Parties shall deliver to Agent the originals of all of the Recurring Service Contracts.  Without limiting the foregoing, to the Loan Parties’ Knowledge, their business and equipment used in connection with such business are now being utilized, operated and maintained in substantial conformity with the Recurring Service Contracts.  The Loan Parties have not in any manner at any time failed to so utilize, operate and maintain their business in a manner (i) that permits the cancellation or termination of a material number of Recurring Service Contracts for a commercial customer or any material number of Recurring Service Contracts for a residential customer, or in liability for damages under any of the Recurring Service Contracts or (ii) that could result in the cancellation of Recurring Service Contract with RMR in excess of $250,000 or adversely affect the rights of the Loan Parties under Recurring Service Contracts representing RMR in excess of $250,000.  No Loan Party is a party to any franchise, license, distributor or other similar type of agreement other than those listed on Schedule 5.1.26.  The Loan Parties’ predecessors under Recurring Service Contracts acquired by a Loan Party were, on and after the date of acquisition, governed by non-competition or non-solicitation agreements.  Each Loan Party may terminate any agreement providing for the monitoring of any of its customers by any third-party on not more than thirty (30) days’ notice.  No Person has any right to acquire any of any Borrower’s accounts.  None of the Loan Parties have sold or otherwise made its customer lists available to any third party, except for disclosures made in the ordinary course of business to third-party central station monitoring vendors covered by customary confidentiality agreements with a Borrower.

5.1.27              Alarm Systems.  To the Loan Parties’ Knowledge, the alarm systems installed by the Loan Parties, or by sellers under contracts acquired by the Loan Parties are owned by the Loan Parties, are in good working order and condition (subject to ordinary wear and tear, routine service needs and customer misuse, failure of a customer to report to the Loan Parties any problem with an alarm system known to the customer and customer non-use excepted), or in the process of being repaired by the Loan Parties and have been installed and maintained in accordance with good and workmanlike practices prevailing in each applicable industry at the time of installation in accordance with specifications or standards appropriate for their business and all governmental authorities.  To the Loan Parties’ Knowledge, all such alarm systems conform in all material respects to the contracts pursuant to which they were installed and in no material number of cases has an installation been made by a Loan Party (or to the best of any Loan Parties’ Knowledge, any predecessor of a Loan Party) which at the time of installation was in material violation of any applicable law, code or regulation.  To the extent freely assignable, all manufacturers’ warranties applicable to any such alarm systems are hereby assigned to Agent, for the benefit of itself and the Banks, to secure the Obligations.  No Loan Party is aware of any difficulty in obtaining replacement parts for its product lines or installed panels and equipment, except to the extent such difficulty would not reasonably be expected to cause a Material Adverse Change.

5.1.28              Communication Paths.  The Loan Parties have the exclusive contractual right to use all of the communication paths (including telephone lines and numbers) applicable to the Loan Parties’ accounts and can convert all telephone lines and telephone numbers to communicate with another central station by means of a line switch.  Schedule A to the Collateral Assignment of Communication Paths sets forth a list of all of the communication paths used in connection with the operation of the Loan Parties’ business, which the Loan Parties shall assign to Agent pursuant to such Collateral Assignment of Communication Paths.  To the Loan Parties’ Knowledge, as of the Closing Date, there are no announced pending plans by any telephone company to change the dialing procedures or exchange numbers within the areas servicing the Loan Parties’ customers such that each Loan Party would need to reprogram their customer’s digital dialers except to the extent specific plans so to reprogram in a timely fashion have been made.

5.1.29              Regarding Guarantors.  The Guarantors (other than Parent) conduct no business.  The nature of the RMR previously generated by or owing to the Guarantors (other than Parent) has been fully described to Agent in writing.  Parent conducts no business other than the issuance of the Second Lien Notes and owns no assets other than the Capital Stock of Interface and at least 99% of the Capital Stock of GAC.

5.1.30              Anti-Terrorism Laws.

(i)                                     None of the Loan Parties nor, to the Knowledge of the Loan Parties after due investigation, any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)                                  None of the Loan Parties, nor, to the Knowledge of the Loan Parties after due investigation, any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1)                                 a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(2)                                 a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(3)                                 a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)                                 a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(5)                                 a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(6)                                 a Person or entity who is Affiliated with a Person or entity listed above.

(iii)                               No Loan Party or, to the Knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.1.31              Solvency.  On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.1.32              No Default.  Except as disclosed on Schedule 5.1.32, no Event of Default has occurred and is continuing, and no Loan Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Change.

5.1.33              Brokers.  No broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Loan Documents, and no Loan Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith, other than Imperial.

5.1.34              Related Transactions.  The transactions contemplated by the Indenture have been or will be consummated in all material respects not later than the Closing Date (including without limitation the disbursement and transfer of all funds in connection therewith) pursuant to the provisions thereof, true and complete copies of the Indenture, the Second Lien Notes, the Note Guarantees (as defined in the Indenture) and the Security Documents (as defined in the Indenture) have been delivered to Agent, and in compliance with all applicable provisions of Law.

5.1.35              Patriot Act.  Each Loan Party and each of its Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.2                               Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, each Borrower shall promptly provide Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the same.  Such revisions shall become effective upon such Borrower’s delivery of the same to Agent together with a certificate of an Authorized Officer, that such revision and restatement reflects changes that are permitted by this Agreement and the other Loan Documents, but no such update or revision shall constitute a waiver or cure of any breach under any Loan Document.

6.                                      CONDITIONS OF LENDING.

The obligation of Agent and each Bank to make Loans or issue of Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1                               On the Closing Date:

6.1.1                     Officer’s Certificate. The representations and warranties of each of the Loan Parties contained in Section 5 and in each of the other Loan Documents executed on the Closing Date shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, and no Event of Default or Potential Default shall have occurred and be continuing or shall exist.

6.1.2                     Secretary’s Certificate.  There shall be delivered to Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i)                                     all action taken by such Loan Party in connection with this Agreement and the other Loan Documents;

(ii)                                  the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the true signatures of such Authorized Officer, on which Agent and each Bank may conclusively rely; and

(iii)                               copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement, as the case may be, as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where such good standing certificates have been requested by Agent.

6.1.3                     Delivery of Loan Documents.  The Notes, the Guaranty Agreement, the Landlord Waivers for each location where each Borrower maintains a monitoring station, the Collateral Assignment of Communication Paths, the Collateral Assignment of Contracts, the Pledge Agreement, Collateral Assignment of Life Insurance, the Intercompany Subordination Agreement, the Management Fee Subordination Agreement, the deposit account control agreements, the Intercreditor Agreement, the Security Agreement, the Intellectual Property Security Agreement, and the other Loan Documents, shall have been duly executed and delivered to Agent for the benefit of itself and the Banks, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the applicable Capital Stock, except to the extent that execution and delivery of any of the foregoing is not required to be delivered until the date pursuant to another provision of this Agreement.  Each Loan Party authorizes Agent to cause to be filed any such UCC financing statements in such locations as Agent may reasonably deem appropriate.

6.1.4                     Opinion of Counsel.  There shall be delivered to Agent for the benefit of itself, each Bank and Agent’s counsel a written opinion of Akin Gump Strauss Hauer & Feld LLP and Louisiana counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to Agent), relating to the Loan Documents, dated the Closing Date, each in form and substance satisfactory to Agent and its counsel.

6.1.5                     Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to Agent and counsel for Agent, and Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to Agent and said counsel, as Agent or said counsel may reasonably request.

6.1.6                     Payment of Fees.  The Loan Parties shall have paid or caused to be paid to Agent any fees due under the Fee Letter for application in accordance therewith and the costs and expenses for which Agent and the Banks are entitled to be reimbursed.

6.1.7                     Due Diligence.  Agent shall have received due diligence investigations and analysis of each Loan Parties’ business matters as Agent may require in form and substance satisfactory to Agent in all respects.  Without limiting the foregoing, the Loan Parties shall deliver to Agent on or before the Closing Date lien searches in respect of the Loan Parties demonstrating the absence of Liens on any of such Loan Parties’ properties and assets other than Permitted Liens or Liens satisfied as of the Closing Date to the satisfaction of Agent.  Agent shall have received copies of the Perfection Certificate produced or provided in connection with the issuance of the Second Lien Notes and shall have received access to the data room made available in connection with the issuance of the Second Lien Notes.

6.1.8                     Discharge of Existing Subordinated Debt.  Borrowers shall have repaid and discharged in full all amounts owed to the holder(s) of the Westec Subordinated Debt and to the holder(s) of the Thrivent Debt and shall have provided evidence of such repayment that is satisfactory to Agent.

6.1.9                     Consents.  All consents required to effectuate the transactions contemplated hereby shall have been obtained.

6.1.10              No Violation of Laws.  The making of the Loans shall not contravene any Law applicable to the Loan Parties or any of the Banks.

6.1.11              No Actions or Proceedings.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed in writing before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

6.1.12              Insurance Policies; Certificates of Insurance; Endorsements.  The Loan Parties shall have delivered evidence acceptable to Agent that adequate insurance in compliance with Section 7.1.3 is in full force and effect and that all premiums then due thereon have been paid, together with a certified copy of the Loan Parties’ casualty insurance policy or policies evidencing coverage satisfactory to Agent, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured, mortgagee and lender loss payee.

6.1.13              Reserved.

6.1.14              Search Results; Lien Terminations.  Agent shall have received certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name (i) any Borrower; (ii) Parent; and (iii) any other Loan Party (under their respective present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of any debt to be repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens) and (c) such other Uniform Commercial Code termination statements as Agent may reasonably request.

6.1.15              Filings, Registrations and Recordings.  Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Loan Documents or under law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of itself and the Banks, a perfected Lien on the collateral described therein, prior to any other Liens (other than Permitted Liens) in proper form for filing, registration or recording.

6.1.16              Permitted Second Lien Documents.  Agent shall have received and approved copies of the Offering Circular with respect to the Second Lien Notes, the Indenture, copies of each Second Lien Note, and the other documents evidencing and securing the Second Lien Notes.

6.2                               Each Additional Loan.  At the time of making any Loans other than Loans made on the Closing Date, or the issuance of any Letter of Credit, and after giving effect to the proposed extensions of credit:  the representations and warranties of the Loan Parties contained in Section 5 and in the other Loan Documents shall be true on and as of the date of such additional Loan in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein or except representations and warranties which are already qualified by a materiality standard or are subject to the knowledge of a Loan Party, which representations and warranties shall be true and correct in all respects) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans shall not contravene any Law applicable to the Loan Parties or any of the Banks; and Borrowers shall have delivered to Agent a duly executed and completed Loan Request and any documents relating to Letters of Credit required by Agent.

7.                                      COVENANTS

7.1                               Affirmative Covenants.  Each Loan Party, jointly and severally, covenants and agrees that until payment in full of the Loans, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

7.1.1                     Preservation of Existence, Etc.  Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 and except where failure to do so would not reasonably be expected to cause or constitute a Material Adverse Change.

7.1.2                     Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not reasonably be expected to constitute a Material Adverse Change; provided that in any event the Loan Parties will pay all such liabilities not less than five (5) Business Days before the foreclosure of any Lien which may have attached as security therefor.

7.1.3                     Maintenance of Insurance..

7.1.3.1                                               Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance, provided, that as of the Closing Date, business interruption insurance shall only be required with respect to the Earth City, Missouri; Little Rock, Arkansas; and Plano, Texas locations) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.  At the request of Agent, the

Loan Parties shall deliver to Agent and each of the Banks (x) on the Closing Date and not later than each anniversary thereof (after giving effect to a ten (10) Business Day grace period after such anniversary date), an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to the Loan Parties.  Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to Agent, which shall (i) specify Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the Loan Parties and not that of the insured, (ii) provide that the interest of the Banks shall be insured regardless of any breach or violation by the Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the Loan Parties or others insured under such policies, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise, (iv) provide that any and all rights of subrogation which the insurers may have or acquire shall be, at all times and in all respects, junior and subordinate to the prior payment in full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been paid in full, all Letters of Credit have expired or been terminated and the Commitments have terminated, (v) provide, except in the case of public liability insurance and worker’s compensation insurance, that all insurance proceeds for losses of less than $1,000,000 shall be adjusted with and payable to the Loan Parties and that all insurance proceeds for losses of $1,000,000 or more shall be adjusted with and payable to Agent, (vi) include effective waivers by the insurer of all claims for insurance premiums against Agent, (vii) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by Agent of written notice of such cancellation or change, (viii) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (ix) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured.  The Loan Parties shall notify Agent promptly of any casualty occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.  Without limiting the foregoing, Borrowers shall at all times have a $2,000,000 key-man insurance policy on the life of Michael Shaw, which shall be collaterally assigned to Agent within thirty (30) days after the Closing Date, for the benefit of itself and the Banks, pursuant to the Collateral Assignment of Life Insurance.

7.1.3.2                                               UNLESS BORROWERS PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT (WITHOUT GIVING EFFECT TO ANY GRACE PERIOD PROVIDED HEREUNDER), THE AGENT MAY, AFTER GIVING NO LESS THAN FIVE (5) BUSINESS DAYS’ PRIOR NOTICE TO BORROWERS, PURCHASE INSURANCE AT THE EXPENSE OF BORROWERS TO PROTECT THE AGENT’S AND THE BANKS’ INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT INTERESTS OF

BORROWERS.  THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY BORROWER IN CONNECTION WITH THE COLLATERAL.  BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT EACH BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, EACH BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE EACH BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

7.1.4                     Maintenance of Properties and Leases; Mortgages.

7.1.4.1                                               The Loan Parties shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Loan Parties will make or cause to be made all appropriate repairs, renewals or replacements thereof; provided that nothing in this Section 7.1.4 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is desirable in the conduct of its or their business and would not, together with other such discontinuances in the aggregate, would not be reasonably expected to cause a Material Adverse Change.

7.1.4.2                                               With respect to any Property acquired by any Loan Party after the Closing Date in fee simple, in each case, other than to the extent such property constitutes Excluded Real Estate, the Loan Parties shall comply with each of the following covenants within ninety (90) days after the Property is acquired by such Loan Party:

(1)                                 The applicable Loan Party shall deliver to Agent, as mortgagee, fully executed counterparts of a mortgage or deed of trust, duly executed by the applicable Loan Party, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgage or deed of trust as may be necessary to create a valid, perfected first priority Lien, subject to Permitted Liens, against the Property;

(2)                                 The applicable Loan Party shall deliver to the Agent mortgagee’s title insurance policies in favor of the Agent, as mortgagee for the ratable benefit of the Banks in an amount equal to 100% of the fair market value of the Property, insuring that the interests created by the mortgage or deed of trust constitute valid first priority Liens thereon, free and clear of all Liens, defects and encumbrances other than Permitted Liens together with customary endorsements, coinsurance and reinsurance typical for the applicable jurisdiction and accompanied by evidence of the payment in full of all premiums thereon;

(3)                                 Unless waived by Agent, the applicable Loan Party shall deliver to the Agent the most recent survey of the Property prepared on or on behalf of the applicable Loan Party, together with either (i) an updated survey certification in favor of the Agent for the benefit of the Banks from the applicable surveyor stating that, based on a visual inspection of the Property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the applicable Loan Party stating that there has been no change sufficient for the title insurance company to remove all standard survey exceptions and issue the customary endorsements; and

(4)                                 If the fair market value of the Property is greater than $2,000,000, as reasonably determined by Agent, the applicable Loan Party shall deliver an opinion(s) of approved counsel of the Loan Parties, which shall be from local counsel or special regulatory counsel in each state where the Property is located covering the enforceability of the relevant mortgage or deed of trust, the grant and perfection of security interests, the payment of recording taxes, if any, and other customary matters.

7.1.4.3                                               The Loan Parties shall use commercially reasonable efforts to deliver mortgages or deeds of trust with respect to any Loan Party’s leasehold interests in any Property material to the business taken as a whole (except to the extent such leasehold interest would constitute Excluded Real Estate) occupied by such Loan Party pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents, in each case, using commercially reasonable efforts to comply with the foregoing by the Closing Date, but in any event, no later than ninety (90) days thereafter.  With respect to any leasehold mortgage or deed of trust delivered pursuant to this Section, the applicable Loan Party shall provide to Agent all of the items described in clauses (2), (3) and (4) of Section 7.1.4.2 and in addition shall use their respective commercially reasonable efforts to obtain an agreement executed by the lessor under the lease, whereby the lessor consents to the mortgage or deed of trust and waives or subordinates its landlord’s lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Agent.

7.1.4.4                                               Each Loan Party that is a lessee of, or becomes a lessee of, any Property material to the business (except to the extent such leasehold interest would constitute Excluded Real Estate) shall:  (A) use commercially reasonable efforts to deliver to the Agent a Landlord Waiver executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Closing Date, the Loan Party that is the lessee thereunder shall have forty-five (45) days from the Closing Date to satisfy such requirement and (B) obtain a Landlord Waiver from the lessor for each Property identified as a Monitoring Station on Schedule 5.1.17 hereof within forty-five (45) days from the Closing Date.

7.1.5                     Reserved.

7.1.6                     Maintenance of Patents, Trademarks, Etc.  The Loan Parties shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would reasonably be expected to constitute a Material Adverse Change.

7.1.7                     Visitation Rights.  Each Loan Party shall permit any of the officers or authorized employees or representatives of Agent to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request.  Agent may conduct, at the expense of Borrowers, up to one (1) field audit per year of the businesses, properties and locations of Borrowers and may also, at the expense of Borrowers, conduct a field audit at any time (and from time to time) that there exists an Event of Default.

7.1.8                     Keeping of Records and Books of Account.  Each Loan Party shall maintain and keep proper books of record and account which enable such Loan Party and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Loan Party and in which full, true and correct entries shall be made in all material respects of all their dealings and business and financial affairs.

7.1.9                     Plans and Benefit Arrangements.  Each Loan Party shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Change.  Each Loan Party shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans if the failure so to fund would reasonably be expected to constitute a Material Adverse Change.

7.1.10              Compliance with Laws.  Each Loan Party shall comply with all applicable Laws in all material respects, provided that it shall not be deemed to be a violation of this Section 7.1.10 if any failure to comply with any Law, together with any other failures, would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change.  Without limiting the generality of the foregoing, or limiting any other subsection of this Section 7.1.10, each Loan Party shall:  (a) ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (b) comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations, (c) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim, and (d) comply with the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 from and after such time that the Second Lien Notes are registered with the Securities and Exchange Commission.

7.1.11              Use of Proceeds.  The Loan Parties will use the proceeds of the Loans only (i) to pay or reimburse transaction costs, fees and expenses in connection with the Revolving Facility, (ii) to provide funds for Permitted Acquisitions, (iii) to finance certain interest, fees and expenses referred to in this Agreement, (iv) for the purchase and generation of Recurring Service Contracts, (v) for the issuance of Letters of Credit and (vi) for any other lawful purpose not prohibited by this Agreement.  The Loan Parties shall not use the proceeds for the Loans for any purposes which contravene any applicable Law or any provision hereof.

7.1.12              Further Assurances.  Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as Agent may reasonably deem necessary from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents.

7.1.13              Subordination of Certain Indebtedness.  The Loan Parties shall execute and deliver the Intercompany Subordination Agreement which shall, inter alia, subordinate any claim of any Loan Party and certain other Persons against another to the Obligations.

7.1.14              Operating and Lockbox Accounts.  The Loan Parties shall maintain, their operating and cash management accounts (including without limitations, lockbox accounts and blocked accounts) at a Lockbox Bank (which may be CONA) as to which Agent is hereby granted a security interest and right of set off.  Each Borrower shall cause deposit account control agreements in form and substance satisfactory to Agent to be executed and delivered by Borrowers and each Lockbox Bank with respect to the deposit accounts maintained by Borrowers at a Lockbox Bank on or prior to the date forty-five (45) days after Closing Date; provided, however, that the deposit accounts that constitute Excluded Assets need not be subject to a deposit account control agreement.  All good funds received by Agent pursuant to any deposit account control may be applied by Agent to the Obligations in such order and manner as Agent may determine in its sole discretion.

7.1.15              Anti-Terrorism Laws.  The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No.  13224 or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA Patriot Act.  Each Borrower shall deliver to Banks any certification or other evidence requested from time to time by any Bank in its discretion, confirming such Borrower’s compliance with this Section.

7.1.16              Amendments to Certain Agreements.  Upon entering into any amendment or other modification of the Indenture or the Second Lien Notes (each being a “Modifying Agreement”) pursuant to which covenants or events of default are changed or added (or having the same effect as such a change or addition), the Loan Parties shall irrevocably offer to Agent and the Banks to enter into an amendment of this Agreement within five (5) days of consummating such Modifying Agreement to make corresponding changes or additions herein in respect of covenants and events of default.

7.1.17              Post-Closing Covenants.

7.1.17.1                                        The Loan Parties shall use commercially reasonable efforts to repurchase the Capital Stock of GAC owned by the Specified Shareholder or to cause the Specified Shareholder to pledge the Capital Stock of GAC owned by the Specified Shareholder as security for the Obligations on or before the twelve (12) month anniversary of the Closing Date, it being understood that failure to repurchase such Capital Stock or cause the Specified Shareholder to pledge such Capital Stock shall not constitute a Potential Default or Event of Default hereunder.

7.1.17.2                                        The Loan Parties shall deliver a loss payable endorsement to the casualty policy maintained by the Loan Policies pursuant to Section 7.1.1 within sixty (60) days after the Closing Date.

7.2                               Negative Covenants.  Each Loan Party, jointly and severally, covenants and agrees, that until payment in full of the Loans, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

7.2.1                     Indebtedness.  The Loan Parties shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness arising under the Loan Documents in favor of Agent or a Bank;

(ii)                                  Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof (including, without limitation, any change from unsecured to secured status) unless otherwise specified on Schedule 7.2.1);

(iii)                               Trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not the subject of a genuine dispute or are not more than ninety (90) days past due or, if more than ninety (90) days past due, and for which adequate reserves in conformity with GAAP have been established on the books of the Loan Parties;

(iv)                              Indebtedness of a Loan Party to another Loan Party so long as such Indebtedness is at all times subject to Agent’s Lien and subject to the Intercompany Subordination Agreement;

(v)                                 Indebtedness resulting from a Loan Party’s Guaranty of Indebtedness (to the extent such Indebtedness is permitted by this Section 7.2.1 or Section 7.2.3); provided that if the Indebtedness is subordinated to the Obligations or is required to be subordinated hereunder, any guaranty related to such Indebtedness shall also be subordinated to the Obligations on the same terms;

(vi)                              the incurrence by a Loan Party of Indebtedness represented by capital leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of such Loan Party, in an aggregate principal amount, including all new Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any existing Indebtedness incurred pursuant to this clause (vi), not to exceed $3,500,000 at any time outstanding, less the outstanding amount of any capital leases disclosed on Schedule 7.2.1;

(vii)                           Permitted Seller Debt;

(viii)                        Indebtedness constituting Permitted Second Lien Debt

(ix)                              Indebtedness in respect of promissory notes issued by Parent to former managers and employees of Parent or its Subsidiaries or their “Family Members” (as defined in the Stockholder Agreements) or their estates or beneficiaries under their estates representing the unpaid repurchase, redemption, acquisition, or cancellation price for capital stock of Parent, or the price to effect the termination of options to purchase capital stock of Parent, in each case, owned by such former managers and employees of Parent and its Subsidiaries (or their Family Member or their estates or beneficiaries under their estates) reacquired from such Person in compliance with Section 7.2.4

(x)                                 the incurrence by a Loan Party of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, bids and performance or surety bonds in the ordinary course of business and consistent with past practices;

(xi)                              the incurrence by a Loan Party of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) business days of incurrence;

(xii)                           the incurrence by a Loan Party of Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements or (C) deferred compensation or equity-based compensation to current or former officers, directors, consultants, advisors or employees thereof (other than SunTx pursuant to the Management Fee Agreement), in each case in the ordinary course of business in an aggregate amount not to exceed $3,000,000;

(xiii)                        the incurrence by a Loan Party of Indebtedness arising from agreements of a Loan Party providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with (a) the Permitted Hawk Disposition, or (b) any other dispositions of any business, assets or Capital Stock of a Subsidiary in an aggregate amount (with respect to this clause (b) only) not to exceed $500,000; and

(xiv)                       the incurrence by the Loan Parties of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $2,000,000.

To the extent any Loan Party incurs any Indebtedness permitted hereunder that is contractually subordinated in right of payment to any other Indebtedness any Loan Party, such Indebtedness shall also be contractually subordinated in right of payment to the Indebtedness arising under the Loan Documents on substantially identical terms.

7.2.2                     Liens.  The Loan Parties shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3                     Guaranties.  The Loan Parties shall not, and shall not permit any Subsidiary to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties or other obligations permitted hereunder.

7.2.4                     Loans and Investments.  The Loan Parties shall not, and shall not permit any Subsidiary to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)                                     trade credit extended on usual and customary terms in the ordinary course of business;

(ii)                                  advances to employees to meet expenses incurred by such employees in the ordinary course of business; and

(iii)                               Permitted Investments.

7.2.5                     Dividends and Related Distributions.  The Loan Parties shall not, and shall not permit any Subsidiary to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its Capital Stock (or warrants, options or rights therefor) (each a “Distribution”), except:

(i)                                     Distributions by any Subsidiary of any Borrower to such Borrower or to another Subsidiary of such Borrower or from one Borrower to another Borrower;

(ii)                                  Permitted Upstream Payments to Parent;

(iii)                               Permitted Distributions to Parent, for further distribution to the owners of its Capital Stock; and

(iv)                              Distributions or dividends made by Parent to its shareholders by the issuance by Parent of additional shares of its capital stock.

7.2.6                     Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(1)                                 any Subsidiary of a Borrower may consolidate, liquidate or merge into the applicable Borrower so long as such Borrower is the surviving entity of such consolidation, liquidation or merger and such consolidation, liquidation or merger would not be reasonably expected to cause a Material Adverse Change, unless otherwise agreed to by Agent and Required Banks in writing,

(2)                                 pursuant to a Permitted Acquisition, a Loan Party (other than Parent) may (X) acquire substantially all of the assets of another Person or of a business or division of another Person or (Y) consummate a bulk purchase of Recurring Service Contracts, provided that each of the following requirements is met:

(A)                               such Loan Party shall grant Liens in the assets acquired in such acquisition and otherwise comply with Section 10.18 on or before the date of such Permitted Acquisition;

(B)                               the Board of Directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

(C)                               the business acquired shall be a Recurring Service Contracts business or Persons in the alarm or Recurring Service Contract business and shall otherwise comply with Section 7.2.10;

(D)                               no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(E)                                the Loan Parties shall demonstrate that they shall be in compliance with the covenants contained in Sections 7.2.15, 7.2.16, and 7.2.17 based upon calculations as of the end of the most recent period for which certificates under Section 7.3.3 shall have been delivered and with the covenant contained in Section 7.2.18 calculated as of the date of the acquisition, all giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and including RMR, but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.6 evidencing such compliance;

(F)                                 the portion of the Consideration paid by the Loan Parties for any one Permitted Acquisition that constitutes the proceeds of the Revolving Credit Loans (as certified by an officer’s certificate from the Chief Financial Officer) shall not exceed $2,000,000 and the aggregate of the Consideration paid by the Loan Parties that constitutes proceeds of the Revolving Credit Loans for all Permitted Acquisitions made in any fiscal year (as certified by an officer’s certificate from the Chief Financial Officer) shall not exceed $4,000,000;

(G)                               the Loan Parties shall have delivered copies to Agent of, and collaterally assigned (or caused to be assigned) to Agent, the non-compete agreements and restrictive covenants arising out of such Permitted Acquisition (and the consent of the Person bound thereby shall either have been obtained or shall not be required); and

(H)                              the Loan Parties shall deliver to Agent at least five (5) Business Days before such Permitted Acquisition drafts of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, together with due diligence reports received or prepared by or for the Loan Parties, and shall deliver to Agent such other information about such Person or its assets as any Bank may reasonably require; and

(3)                                 the Loan Parties may consummate such other acquisition or RMR purchase transactions involving Permitted Businesses as may be approved by Required Banks in their sole discretion.

7.2.7                     Dispositions of Assets or Subsidiaries.  Each of the Loan Parties shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock or beneficial interests of a Subsidiary of a Loan Party), except:

(i)                                     transactions involving the sale of inventory in the ordinary course of business;

(ii)                                  any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of a Loan Party or such Subsidiary’s business;

(iii)                               any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired, provided such substitute assets are subject to Agent’s Prior Security Interest;

(iv)                              the Permitted Hawk Disposition;

(v)                                 the sale of other assets so long as the aggregate amount of after-tax proceeds from sales pursuant to this clause (v) does not exceed $1,000,000 in any one fiscal year; and

(vi)                              any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, which is approved by the Required Banks so long as the after-tax proceeds (as demonstrated by the Loan Parties) are applied in accordance with the provisions of Section 4.5.1 above.

7.2.8                     Affiliate Transactions.  The Loan Parties shall not, and shall not permit any Subsidiary to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services), except for:

(i)                                     transactions not otherwise prohibited by this Agreement and entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and in accordance with all applicable Law; provided, however, that no Loan Party may enter into any Recurring Service Contract with any Affiliate of any Loan Party or enter into any amendment, termination or extension thereof, in each case without the prior, written consent of Agent;

(ii)                                  transactions with Affiliates entered into on or prior to the Closing Date and described on Schedule 7.2.8 hereto;

(iii)                               Affiliate Indebtedness permitted by Section 7.2.1;

(iv)                              Affiliate Liens permitted by Section 7.2.2;

(v)                                 investments in Affiliates permitted by Section 7.2.4;

(vi)                              dividends and distributions which are permitted by Section 7.2.5 and the agreements pursuant to which such dividends and distributions are required to be made;

(vii)                           loans to employees permitted by Section 7.2.4;

(viii)                        reimbursement of employee travel and lodging costs incurred in the ordinary course of business;

(ix)                              entering into the Management Fee Agreement (as in effect on the Closing Date and as amended to the extent permitted hereby and by the Management Fee Subordination Agreement) and paying thereunder:

(A)                               reimbursement obligations and indemnification obligations arising under the Management Fee Agreement to the extent permitted under the Management Fee Subordination Agreement; and

(B)                               other payments by any Borrower to pay, so long as no Event of Default then exists or would result after the making of such payments and only to the extent permitted under the Management Fee Subordination Agreement, management fees arising under the Management Fee Agreement not in excess of $600,000 per annum and any fees paid from the proceeds from the Permitted Hawk Disposition; and

(x)                                 employment agreements, equity incentive agreements and other employee arrangements in the ordinary course of business which are fully disclosed to Agent.

7.2.9                     Subsidiaries, Partnerships and Joint Ventures.  The Loan Parties shall not, and shall not permit any Subsidiary to, own or create directly or indirectly any Subsidiaries unless such Subsidiary shall be a domestic Subsidiary, shall on the date of formation become a Loan Party hereunder pursuant to Section 10.18, and shall grant and cause to be perfected first priority Liens (subject only to Permitted Liens) to Agent for the benefit of itself and the Banks in the assets held by, and stock of or other ownership interests in, such Subsidiary.  Each Loan Party shall not, and shall not permit any Subsidiary to, become or agree to become (i) a general or limited partner in any general or limited partnership, (ii) a member or manager of, or hold Capital Stock in a limited liability company which is not a Loan Party, or (iii) a joint venturer or hold a joint venture interest in any joint venture, other than a Permitted Joint Venture.  If a Permitted Joint Venture has been created, the applicable Loan Party shall pledge its ownership of such Permitted Joint Venture to Agent if required by Agent at such time.  In all events, Parent shall not own, acquire or create any direct Subsidiaries other than Borrowers and shall conduct no business other than owning Borrowers and issuing the Second Lien Notes.  Other than as provided in Section 10.18 hereof, the stock or ownership interests of any Subsidiary owned by any Loan Party shall be pledged pursuant to the terms of the Pledge Agreement.

7.2.10              Continuation of or Change in Business.  The Loan Parties shall not, and shall not permit any Subsidiary to, engage in any business other than a Permitted Business.

7.2.11              Plans and Benefit Arrangements.  The Loan Parties shall not, and shall not permit any Subsidiary to:

(i)                                     fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii)                                  request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii)                               engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would reasonably be expected to constitute a Material Adverse Change;

(iv)                              permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed by a material amount, as of any actuarial valuation date, the fair market value of the assets of such Plan;

(v)                                 fail to make when due any contribution to any Multiemployer Plan that any Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(vi)                              withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is reasonably be expected to result in a material liability of any Borrower or any member of the ERISA Group;

(vii)                           terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to any Borrower or any member of the ERISA Group;

(viii)                        make any amendment to any Plan with respect to which security is required under Section 302 of ERISA; or

(ix)                              fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely or reasonably expected to result in a Material Adverse Change.

7.2.12              Fiscal Year.  The Loan Parties shall not, and shall not permit any Subsidiary to, change their fiscal year from the twelve-month period ending December 31st.

7.2.13              Issuance of Stock.  The Loan Parties (other than Parent) shall not, and shall not permit any Subsidiary to, issue any additional Capital Stock or any options, warrants or other rights in respect thereof except for such as is pledged to Agent as Collateral or pursuant to any warrants described in Schedule 5.1.2.

7.2.14              Changes in Documents.

7.2.14.1                                        The Loan Parties shall not, and shall not permit any Subsidiary to, amend in any respect their respective certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to Agent and the Banks and, in the event such change would be materially adverse to the Banks as determined by Agent in its reasonable discretion (including any change that would affect the classification of the equity interests issued by such entity under the Uniform Commercial Code), obtaining the prior written consent of the Required Banks.

7.2.14.2                                        The Loan Parties will not amend, replace or terminate the Management Fee Agreement or similar agreements with Parent or its owners or the Stockholder Agreements without the prior written consent of the Required Banks.

7.2.14.3                                        The Loan Parties shall not, and shall not permit any Subsidiary to,  make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of, and no Loan Party will fail to enforce or diligently pursue its material remedies under, the Acquisition Documents, as in existence on March 27, 2012 in a manner materially and disproportionately adverse to Agent or the Banks as determined by Agent in its reasonable discretion or in a manner that would reasonably be expected to result in a Material Adverse Change.

7.2.15              Minimum Fixed Charge Coverage Ratio; Equity Cure Rights.

(i)                                     The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated for any 12-month period then ending on the last day of any calendar month (commencing with the 12-month period ending on February 28, 2013), to be less than 1.25 to 1.00.

(ii)                                  Notwithstanding anything to the contrary contained herein, in the event that the Loan Parties fail to comply with the Fixed Charge Coverage Ratio covenant set forth in clause (i) above, any equity contribution in the form of common equity made to Parent by an owner of Capital Stock of Parent and contributed to a Borrower after the last day of any calendar month in which such failure occurs until the end of the fifth (5th) Business Day subsequent to the date on which financial reporting for such calendar month is due pursuant to Section 7.3 of this Agreement will, at the request of Loan Parties, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with the Fixed Charge Coverage Ratio covenant set forth in clause (i) above at the end of such calendar month and any subsequent period that includes such calendar month (any such equity contribution, the “Specified Equity Contribution”), provided that:  (a) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Loan Parties to be in compliance with the Fixed Charge Coverage Ratio covenant set forth in clause (i) above; (b) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for the purposes of calculating the Fixed Charge Coverage Ratio in connection with any other provision of this Agreement and in connection with any other financial ratios set forth in this Agreement, if applicable; (c) the amount of all Specified Equity Contributions made in aggregate during the term of this Agreement shall not exceed $7,500,000; (d) the proceeds of each Specified Equity Contribution shall be delivered to Agent to prepay the Loans in accordance with Section 4.5.1 of this Agreement; and (e) no more than three (3) Specified Equity Contributions shall be made in any trailing twelve month period and no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement. The Loan Parties shall in no event pay any dividend or make any distribution sourced from a Specified Equity Contribution.

7.2.16              Maximum Attrition.  The Loan Parties shall not permit the Attrition Rate to exceed 13.0% at any time.

7.2.17              Senior Leverage.  The Loan Parties shall not permit at any time Revolving Facility Usage to be greater than 5.0 times Eligible RMR.

7.2.18              Availability Requirement.  The Loan Parties shall not permit Revolving Facility Usage to exceed Maximum Availability.

7.2.19              Inconsistent Agreements.  Each Loan Party shall not, and not permit any Subsidiary to, enter into any agreement (other than the Indenture) containing any provision which would create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of such Loan Party to (a) pay dividends or make other distributions to any Loan Party or any other Subsidiary of any Loan Party, or pay any Indebtedness owed to any Loan Party or any other Subsidiary, (b) make loans or advances to any Loan Party, (c) transfer any of its assets or properties to any Loan Party, other than (I) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (II) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, capital leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (III) customary provisions in leases and other contracts restricting the assignment thereof.  Each Loan Party shall not, and not permit any Subsidiary to, enter into any agreement containing any provision which would create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of such Loan Party to grant to Agent and the Bank a Lien on any of its assets, except to the extent such asset constitutes an Excluded Asset.

7.2.20              Cancellation of Indebtedness.  Each Loan Party shall not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except with respect to the cancellation of Indebtedness owing to a Person who is not a holder of Indebtedness that is subordinated to any of the Obligations, (i) for reasonable consideration or (ii) in the ordinary course of business.

7.2.21              Payments on Certain Indebtedness.  Except with respect to (i) payments on the Permitted Seller Debt that are permitted by, and are made strictly in accordance with, the express terms of the subordination agreement, (ii) payments on the Permitted Second Lien Debt that are not prohibited by the Intercreditor Agreement and are made strictly in accordance with the express terms, if applicable, of the Intercreditor Agreement, no Loan Party shall (nor shall permit any of its Affiliates to) make any purchase, redemption, payment or prepayment of (whether by cash payment, offset or otherwise) any part or all of the Permitted Seller Debt or the Permitted Second Lien Debt.

7.2.22              Amendments to Permitted Seller Debt and Permitted Second Lien Debt.  Except as expressly permitted under (i) the applicable subordination agreement in the case of Permitted Seller Debt, or (ii) the Intercreditor Agreement in the case of the Permitted Second Lien Debt, no Loan Party may modify, change, terminate, restate, supplement or amend (each being a “Debt Amendment”) orally or by any course of dealing or in any other manner any Permitted Seller Debt or Permitted Second Lien Debt, in each case, without first obtaining the express, prior written consent of the Required Banks.  Regardless of whether the Required Banks’ consent is required hereunder, Loan Parties shall not fail to deliver to Agent a certified copy of each Debt Amendment immediately upon the execution and delivery of such Debt Amendment by all parties thereto.

7.3                               Reporting Requirements.  The Loan Parties covenant and agree that until payment in full of the Loans, and interest thereon, and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to Agent and each of the Banks:

7.3.1                     Monthly and Quarterly Financial Statements.  As soon as available and in any event within thirty (30) calendar days after the end of each calendar month (provided that such period shall be forty-five (45) days for the month in which Closing Date occurs) commencing with the month in which the Closing Date occurs), and quarterly commencing with the first quarter of 2013, Parent’s consolidated financial statements, consisting of a consolidated balance sheet as of the end of such month or quarter and related consolidated statements of income, stockholders’ and members’ equity and cash flows for the month or quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end adjustments and the absence of notes to such financial statements) by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, together with a comparison of such results against the Financial Projections.

7.3.2                     Annual Financial Statements.  As soon as available and in any event within one hundred five (105) days after the end of each fiscal year of Parent (including as to the fiscal year ending December 31, 2012), financial statements of Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ and members’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would impair the prospect of payment or performance of any covenant, agreement or duty of the Loan Parties under any of the Loan Documents.  The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to Agent and the Banks substantially (i) to the effect that, based upon their ordinary and customary examination of the affairs of each Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they do not Know of the existence of any condition or event which constitutes an Event of Default or Potential Default insofar as they relate to accounting matters or, if they Know of such condition or event, stating the nature thereof and confirming each Borrower’s calculations with respect to the certificate to be delivered pursuant to Section 7.3.3 with respect to such financial statements and (ii) to the effect that the Banks are intended to rely upon such accountant’s certification of the annual financial statements and that such accountants authorize the Loan Parties to deliver such reports and certificate to the Banks on such accountants’ behalf.

7.3.3                     Compliance Certificate of Borrowers.

(i)                                     Concurrently with the financial statements of each Loan Party furnished to Agent and to the Banks pursuant to Sections 7.3.1 and 7.3.2, a compliance certificate of each Loan Party signed by the Chief Executive Officer, President or Chief Financial Officer of Interface, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.5, (i) the representations and warranties of each Loan Party contained in Section 5 and in the other Loan Documents are true on and as of the date of such certificate in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Borrowers have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate or, if any such Potential Default or Event of Default has occurred during such period, setting forth a description of such Potential Default or Event of Default and specifying the action, if any, taken by the Loan Parties to remedy such and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2.

(ii)                                  With each such report, the Loan Parties shall deliver reports of the Attrition Rate and of RMR and Eligible RMR for the fiscal period covered thereby and for the six (6) month period ending on the relevant report date together with reports of any recoveries of money (or allowances for money) made or received during such fiscal period under or pursuant to any attrition Guaranties or holdbacks in any acquisitions.

(iii)                               With each such report, the Loan Parties shall deliver reports of monthly cash collections in respect of Recurring Service Contracts and monthly billings in respect of Recurring Service Contracts.

(iv)                              Attached to each such report shall be an updated Schedule A to the Collateral Assignment of Contract Rights and Schedule A to the Collateral Assignment of Communication Paths and such Schedules to this Agreement or the other Loan Documents as, by changes in circumstances, become materially incorrect, incomplete or misleading.

(v)                                 With each such report, a summary of previously completed Permitted Acquisitions, describing for each such acquisition, until the purchase price owed by such Borrower in connection with such Permitted Acquisition (including holdbacks) has been paid or satisfied in full, (a) the date of the acquisition, (b) RMR acquired at closing, (c) cash Consideration paid at closing, (d) holdback at closing, (e) total Consideration, (f) RMR acquisition multiple at closing, (g) current RMR, (h) RMR charged to holdback, (i) holdback remaining, (j) holdback in dispute, (k) final Consideration paid, (1) final RMR, (m) final RMR acquisition multiple and (n) the certification required pursuant to Section 7.2.6(F) of this Agreement regarding the source of the consideration for such Permitted Acquisition.

7.3.4                     Borrowing Base Certificate.  Each Borrower shall deliver a Borrowing Base Certificate to Agent and the Banks on each of the following dates:

(i)                                     at the request of Agent;

(ii)                                  as soon as practical, but in no event later than thirty (30) calendar days from the end of each calendar month;

(iii)                               if any determination has been made that the Revolving Facility Usage exceeds 95% of the Maximum Availability, then with each Loan Request; and

(iv)                              with each Permitted Acquisition.

7.3.5                     Notice of Default.  Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.6                     Notice of Litigation.  Promptly after any officer of any Loan Party has learned thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Loan Parties or any Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $1,000,000 or which if adversely determined would reasonably be expected to constitute a Material Adverse Change.

7.3.7                     Certain Events.  Written notice to Agent and Banks:

(i)                                     at least twenty (20) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.7(v);

(ii)                                  within the time limits set forth in Section 7.2.14, any amendment to the organizational documents of any Loan Party; and

(iii)                               at least ten (10) calendar days prior thereto, with respect to any change in any Loan Parties’ locations from the locations set forth in schedules to the Security Agreement.

7.3.8                     Budgets, Forecasts, Other Reports and Information.

(i)                                     the consolidated final annual budget and any forecasts or projections of each Loan Party, to be supplied not later than thirty (30) days after the commencement of the fiscal year to which any of the foregoing may be applicable; and

(ii)                                  promptly upon becoming available to any Loan Party:

(A)                               any final reports including management letters submitted to such Loan Party by independent accountants in connection with any annual, interim or special audit,

(B)                               any final reports, notices or proxy statements generally distributed by such Loan Party to its stockholders on a date no later than the date supplied to such stockholders,

(C)                               regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, if any, filed by such Loan Party with the Securities and Exchange Commission,

(D)                               a copy of any order in any proceeding to which such Loan Party or any of its Subsidiaries is a party issued by any Official Body which would reasonably be expected to cause or constitute a Material Adverse Change, and

(E)                                such other reports and information as Agent or any of the Banks may from time to time reasonably request.  Each Loan Party shall also notify Agent and the Banks promptly upon such Loan Party’s becoming aware of the enactment or adoption of any Law which would reasonably be expected to cause or constitute a Material Adverse Change.

7.3.9                     Notices Regarding Plans and Benefit Arrangements.

7.3.9.1                                               Certain Events.  Promptly upon obtaining Knowledge of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)                                     any Reportable Event with respect to any Borrower or any other member of the ERISA Group,

(ii)                                  any Prohibited Transaction which could subject any Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)                               any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv)                              any partial or complete withdrawal from a Multiemployer Plan by any Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v)                                 any cessation of operations (by any Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA that is likely to result in material withdrawal liability,

(vi)                              withdrawal by any Borrower or any other member of the ERISA Group from a Multiple Employer Plan that is likely to result in material withdrawal liability,

(vii)                           failure by any Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii)                        the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 302(c)(4) of ERISA, or

(ix)                              any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

7.3.9.2                                               Notices of Involuntary Termination and Annual Reports.  Promptly after receipt thereof, copies of (a) all notices received by any Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by any Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports and the most recent financial information concerning the financial status of each Plan administered or maintained by any Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

7.3.9.3                                               Notice of Voluntary Termination.  Promptly upon the filing thereof, copies of any Form 500 or 600, or any successor or equivalent form to Forms 500 or 600, filed with the PBGC in connection with the termination of any Plan.

8.                                      DEFAULT

8.1                               Events of Default.  An “Event of Default” shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1                     Payments under Loan Documents.  Any Borrower shall fail to pay (i) any principal of any Loan when due (including scheduled installments of principal, mandatory prepayments of principal, or the payment of principal due at maturity), (ii) interest payable with respect to the Loan within three (3) Business Days after the date when such interest payment becomes due or (iii) any other amount owing hereunder or under the other Loan Documents on or before five (5) days after such other amount becomes due in accordance with the terms hereof or thereof;

8.1.2                     Breach of Warranty.  Any representation or warranty made at any time by the Loan Parties herein or by the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time it was made or furnished;

8.1.3                     Breach of Certain Covenants or Visitation Rights.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.7, 7.2, 7.3.1, 7.3.2 or 7.3.5;

8.1.4                     Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and any of the foregoing defaults shall continue unremedied for a period of thirty (30) calendar days after the earlier of (i) any officer of any Loan Party obtains Knowledge of the occurrence thereof or (ii) receipt by any Loan Party of notice from Agent of such default (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by Agent in its sole discretion);

8.1.5                     Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of (i) any real property lease for any central monitoring station which entitles the lessor thereunder to terminate or accelerate the Lease, unless as bona fide dispute exists and the applicable Borrower has not surrendered possession, (ii) the Indenture, or (iii) any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated as a borrower or guarantor or incident to any Permitted Seller Debt or any other seller financing or holdback in any Permitted Acquisition in excess of $2,500,000 in the aggregate.  And with respect to item (iii) of this paragraph, such breach, default or event of default consists of the failure to pay (beyond the expiration of any period for notice or cure permitted with respect thereto, whether waived or not or, with respect to holdbacks, any dispute resolution period) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6                     Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of $500,000 in the aggregate (exclusive of amounts covered by insurance) shall be entered against any Loan Party by a court of competent jurisdiction, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7                     Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, provided, however, that to the extent any failure to provide Liens or security interests impacts Collateral with an aggregate value of less than $250,000, Borrowers shall have fifteen (15) days to cure such failure.

8.1.8                     Uninsured Losses; Proceedings against Assets.  There shall occur any uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $1,000,000 or the Collateral or any other of any Loan Party or any of its Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

8.1.9                     Notice of Lien or Assessment.  A notice of Lien or assessment in excess of $500,000 which is not a Permitted Lien is filed of record with respect to all or any part of any Loan Parties’ or any of its Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

8.1.10              Insolvency.  Any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

8.1.11              Events Relating to Plans and Benefit Arrangements.  Any of the following occurs:  (i) any Reportable Event, which Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan, other than a standard termination; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, Agent determines in good faith that the amount of any Borrower’s liability is likely to exceed 10% of their consolidated tangible net worth (as determined according to GAAP); (v) any Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) any Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 302(c)(4) of ERISA; (vii) any Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) any Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) in such a manner as to reasonably be expected to cause or constitute a Material Adverse Change or (ix), any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by Borrowers and the other members of the ERISA Group;

8.1.12              Cessation of Business.  Any Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 or 7.2.7, or any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.13              Reserved.

8.1.14              Involuntary Proceedings.  A proceeding shall have been instituted in a court of competent jurisdiction seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60)

consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.15              Voluntary Proceedings.  Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2                               Consequences of Event of Default.

8.2.1                     Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 8.1.1 through 8.1.13 shall occur and be continuing, then the Banks and Agent shall be under no further obligation to make Loans, and Agent may, and upon the request of the Required Banks, shall by written notice to each Borrower, declare the aggregate unpaid amount of the Obligations then outstanding and all accrued and unpaid interest thereon, any unpaid fees and all other Indebtedness of each Borrower to the Banks hereunder and under any other Loan Document to be forthwith due and payable and/or terminate the Commitments, and the same shall thereupon become and be immediately due and payable to Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

8.2.2                     Bankruptcy, Insolvency or Reorganization Proceedings

If an Event of Default specified under Section 8.1.14 or 8.1.15 shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of each Borrower to the Banks hereunder and under any other Loan Document shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

8.2.3                     Set-off.  If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by the Loan Parties hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party to the extent permitted by applicable law, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of each Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, any Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by any or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Bank or Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of any Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or Agent.

8.2.4                     Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing, and whether or not Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2, Agent or any Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Agent or such Bank.

8.2.5                     Application of Proceeds.  From and after the date on which Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and all Letters of Credit have been cash-collateralized as provided in this Agreement, any and all proceeds received by Agent or any Bank from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by Agent, shall be applied as follows:

(i)                                     first, to reimburse Agent for reasonable out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by Agent in connection with realizing on the Collateral or collection of any Obligations of the Loan Parties under any of the Loan Documents, including advances made by Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)                                  second, to the repayment or prepayment of any Loans (whether for unreimbursed Letter of Credit drawings or otherwise) made by Agent and not reimbursed by a Bank or a Borrower under Section 9.15;

(iii)                               third, ratably in accordance with each Bank’s Ratable Share, to reimburse Banks (other than Defaulting Banks) for reasonable out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by each such Bank in connection with realizing on the Collateral or collection of any Obligations of the Loan Parties under any of the Loan Documents, including advances made by such Banks for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral, in each case, to the extent such costs, expenses and disbursements are otherwise reimbursable to the Banks under this Agreement;

(iv)                              fourth, to cash collateralize all unexpired and undrawn Letters of Credit in accordance with Section 2.8.3.4;

(v)                                 fifth, to the repayment or prepayment of all Obligations, in such manner as Agent may determine in its discretion; and

(vi)                              sixth, the balance, if any, as required by Law.

8.2.6                     Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by Law.  Agent may, and upon the request of the Required Banks, shall, exercise all post-default rights granted to Agent and the Banks under the Loan Documents or applicable Law.

8.3                               Notice of Sale.  Any notice required to be given by Agent of a sale, lease, or other disposition of the Collateral or any other intended action by Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to any Borrower.

9.                                      THE AGENT

9.1                               Appointment.  Each Bank hereby irrevocably designates, appoints and authorizes CONA to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents.  Each Bank hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  CONA agrees to act as Agent on behalf of the Banks to the extent provided in this Agreement.  Agent may not be removed as Agent under any of the Loan Documents without the then serving Agent’s express, written consent.

9.2                               Duties; Delegation of Duties.

9.2.1                     Reserved.

9.2.2                     Delegation.  Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5, 9.6, and 9.7, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.2.3                     Collateral Matters.  Without limiting the foregoing, the Banks irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) of the Loan Parties hereunder and the expiration, termination or cash-collateralization of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 10.1.3, if approved, authorized or ratified in writing by the Required Banks; or (b) with the prior written consent of Required Banks, to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by Section 7.2.2, it being understood that Agent may conclusively rely on a certificate from the Loan Parties in determining whether the Indebtedness secured by any such Lien is permitted by Section 7.2.1.  Upon request by Agent at any time, the Banks will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 9.2.3.  Each Bank hereby authorizes Agent to give blockage notices in connection with any subordinated Indebtedness, and each Bank agrees that it will not act unilaterally in its individual capacity to deliver such notices.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Loan Parties, Agent and each Bank hereby agree that (i) except for the exercise of a Bank’s right of setoff (subject to the equalization provisions of Section 9.13) and except as may be hereafter agreed to by Agent expressly in writing, no Bank shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement, the Collateral Assignment of Contracts, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Management Fee Subordination Agreement, the Collateral Assignment of Communication Paths, the Collateral Assignment of Life Insurance, the Collateral Assignment of Acquisition Documents, the Intellectual Property Security Agreement, the Pledge Agreement, the Pledge Agreement, or the Guaranty Agreement, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by Agent, on behalf of Banks in accordance with the terms hereof and thereof and all powers, rights and remedies under the Loan Documents may be exercised solely by Agent, and (ii) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Bank may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Banks (but not any Bank or Banks in its or their respective individual capacities unless Required Banks shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.

9.2.4                     Agent May File Proofs of Claim.  Without limiting the foregoing, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and Agent and their respective agents and counsel and all other amounts due the Banks and Agent under this Agreement) allowed in such judicial proceedings; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Banks, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under this Agreement.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize Agent to vote in respect of the claim of any Bank in any such proceeding.

9.3                               Nature of Duties; Independent Credit Investigation.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into any Loan Document or otherwise exist except, to the extent not waived hereby or waivable, as otherwise provided for under applicable law.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein.  Without limiting the generality of the foregoing, the use of the term “agent” in any of the Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Bank expressly acknowledges (i) that Agent has not made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Bank; (ii) that such Bank has made and will continue to make, without reliance upon Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Loan Parties in connection with the Loan Documents and the making and continuance of the Loans or the issuance of the Letters of Credit hereunder; and (iii) except as expressly provided herein, that Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

9.4                               Actions in Discretion of Agent; Instructions from the Banks.  Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within Agent’s rights, powers or discretion herein, provided that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law or as provided in Section 9.8.  In the absence of a request by the Required Banks, Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6.  Subject to the provisions of Section 9.6, no Bank shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of Agent.

9.5                               Reimbursement and Indemnification of Agent by Borrowers.  Each Borrower unconditionally agrees to pay or reimburse Agent and hold Agent harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by Agent (a) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents (including any amounts owed to or claims made by Imperial, any party claiming through Imperial, or any other broker), (b) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings and (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by Agent hereunder or thereunder, provided that each Borrower shall not be liable to Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from such Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  In addition, each Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties as provided under this Agreement.

9.6                               Exculpatory Provisions; Limitation of Liability.  Neither Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (i) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (ii) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (iii) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default.  No claim may be made by any Loan Party, any Bank, Agent or any of their respective Subsidiaries against Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and the Loan Parties, Agent and each Bank hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor.  Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by Agent hereunder or given to Agent for the account of or with copies for the Banks, Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

9.7                               Reimbursement and Indemnification of Agent by Banks.  Whether or not the transactions contemplated hereby are consummated, each Bank agrees to reimburse and indemnify Agent (to the extent not reimbursed by Borrowers and without limiting the Obligation of each Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from Agent’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  In addition, each Bank agrees promptly upon demand to reimburse Agent (to the extent not reimbursed by Borrowers and without limiting the Obligation of each Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by Borrowers to Agent in connection with Agent’s periodic audit of the Loan Parties’ books, records and business properties.  Neither the taking of any action nor the refraining from taking any action in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs and taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of

Credit, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8                               Reliance by Agent.  Agent shall be entitled to rely upon any writing, telegram or teletype message, e-mail message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by Agent.  Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.9                               Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless Agent has received written notice from a Bank or any Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “NOTICE OF DEFAULT.”

9.10                        Notices.  Agent shall promptly send to each Bank a copy of all notices received from any Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.

9.11                        Banks in Their Individual Capacities; Agent in its Individual Capacity.  With respect to its Revolving Credit Commitment, the Revolving Credit Loans, and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and the term “Bank” and “Banks” shall, unless the context otherwise indicates, include Agent in its individual capacity.  CONA and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks.  The Banks acknowledge that, pursuant to such activities, Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

9.12                        Holders of Notes.  Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.13                        Equalization of Banks.  The Banks and the holders of any participations in any Loans agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments hereunder, except as otherwise provided in, or by operation of, Section 3.4.3, 4.4.2, 4.6, 8.2.5 or 10.17 or except as provided in any Fee Letter.  The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank’s Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount of such Bank’s Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

9.14                        Successor Agent.  Agent may not be removed, but may resign as Agent by giving not less than thirty (30) days’ prior written notice to the Banks and each Borrower.  If Agent shall resign under this Agreement, then either (i) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of each Borrower (provided that such consent not to be unreasonably withheld or if a Potential Default or an Event of Default then exists, such consent shall not be required), or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Banks of its resignation, then Agent shall appoint, with the consent of each Borrower (provided that such consent not to be unreasonably withheld or if a Potential Default or an Event of Default then exists, such consent shall not be required), a successor agent who shall serve as Agent until such time as the Required Banks, appoint, and each Borrower consents to the appointment of (provided that such consent not to be unreasonably withheld or if a Potential Default or an Event of Default then exists, such consent shall not be required), a successor agent.  Upon its appointment pursuant to either clause (i) or (ii) above, such successor agent shall automatically succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After the resignation of any Agent hereunder, the provisions of this Section 9 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.15                        Availability of Funds.  Agent may assume that each Bank has made or will make the proceeds of a Loan available to Agent unless Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or (2) two (2) hours before the time on which Agent actually funds the proceeds of such Loan to a Borrower (whether using Agent’s own funds pursuant to this Section 9.15 or using proceeds deposited with Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with Agent).  Agent may, in reliance upon such assumption (but shall not be required to), make available to such Borrower a corresponding amount.  If such corresponding amount is not in fact made available to Agent by such Bank, Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from such Borrower (which Borrower agrees to pay immediately to Agent)) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on the date Agent recovers such amount, at a rate per annum equal to the applicable interest rate in respect of such Loan.

9.16                        Calculations.  In the absence of gross negligence or willful misconduct, Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement.  In the event an error in computing any amount payable to any Bank is made, Agent, each Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

9.17                        Approval of Loan Documents.  Each Bank, by delivering its signature page to this Agreement or an Assignment Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Banks or Banks, as applicable on the Closing Date.  Without limiting the foregoing, each Bank hereby consents to and approves each and all of the provisions of the Intercreditor Agreement and irrevocably authorizes and directs Agent to execute and deliver the Intercreditor Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder.

9.18                        Beneficiaries.  Except as expressly provided herein or as required by applicable law, the provisions of this Section 9 are solely for the benefit of Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

10.                               MISCELLANEOUS

10.1                        Modifications, Amendments or Waivers.  Any amendment to, waiver of or consent to the departure from the terms of this Agreement or any other Loan Document must be in writing.  With the written consent of the Required Banks, Agent, acting on behalf of all the Banks, and the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

10.1.1              Increase of Commitment; Extension of Expiration Date; Change of Maximum Availability Definition.  Increase the amount of the Revolving Credit Commitment of any Bank hereunder (or reinstate any Commitment terminated pursuant to Section 8.2.1), extend the Expiration Date or change the definition of “Maximum Availability” so as to increase any Eligible RMR multiple;

10.1.2              Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Unused Line Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement) or reduce the Unused Line Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Unused Line Fee or any other fee payable to any Bank (it being understood that a waiver of the application of the default rate of interest pursuant to Section 3.3 shall require only the approval of the Required Banks and a waiver of any advance notice for the prepayment of the Obligations shall require only the approval of Agent);

10.1.3              Release of Collateral and Guarantors.  Except for sales of assets permitted by Section 7.2.7, as a result of any merger or consolidation permitted by Section 7.2.6, or as Agent is authorized to do under Section 9.2.3, release any Collateral consisting of capital stock or other ownership interests of each Borrower or any Subsidiary or substantially all of the assets of any Loan Party, or any other security for any of the Loan Parties’ Obligations or release all or substantially all of the Guarantors; or

10.1.4              Miscellaneous.  Amend Section 4.2, 7.2.7, 7.2.18, 9.2.3, 9.6, 9.13 or 10.11, this Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder; provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of Agent or L/C Issuer in its capacity as such shall be effective without the written consent of Agent or L/C Issuer, as applicable.

10.2                        No Implied Waivers; Cumulative Remedies; Writing Required.  No course of dealing and no delay or failure of Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3                        Reimbursement and Indemnification of Banks by Borrowers; Taxes.  Each Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than Agent, as to which Borrower’s Obligations are set forth in Section 9.5) and to save such Bank harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that each Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from such Bank’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by Borrowers hereunder by considering the usage of one law firm to represent the Banks and Agent if appropriate under the circumstances.  Each Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and each Borrower agrees unconditionally to save Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4                        Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2 with respect to Interest Periods for LIBO-Rate Loans), and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

10.5                        Funding by Branch, Subsidiary or Affiliate.

10.5.1              Notional Funding.  Each Bank shall have the right from time to time, without notice to any Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any LIBO-Rate Loans, provided that immediately following (on the assumption that a payment were then due from a Borrower to such other office), and as a result of such change, such Borrower would not be under any greater financial obligation pursuant to Section 4.6 than it would have been in the absence of such change.  Notional funding offices may be selected by each Bank without regard to such Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

10.5.2              Actual Funding.  Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 10.5.2.  If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by any Borrower hereunder or require any Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.6) which would otherwise not be incurred.

10.6                        Notices.  All notices, requests, demands, directions and other communications (as used in this Section 10.6, collectively referred to as “Notices”) given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by facsimile or via nationally-recognized overnight courier, by hand or U.S. mail to the respective parties at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked written direction from any party to the others.  All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next Business Day by letter or facsimile, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided that notices to Agent shall not be effective until received.  Any Bank giving any notice to any Loan Party shall simultaneously send a copy thereof to Agent, and Agent shall promptly notify the other Banks of the receipt by it of any such notice.

10.7                        Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8                        Governing Law.  To the extent not inconsistent therewith, the internal laws of the State of New York, and the balance of this Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

10.9                        Prior Understanding.  This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.10                 Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by Agent or the Banks, the making of Loans, or payment in full of the Loans.  All covenants and agreements of the Loan Parties contained in Sections 7.1, 7.2 and 7.3 herein shall continue in full force and effect from and after the date hereof so long as any Borrower may borrow hereunder and until termination of the Commitments and payment in full of the Loans.  All covenants and agreements of each Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 and Sections 9.5, 9.7 and 10.3, shall survive payment in full of the Loans and termination of the Commitments.

10.11                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Banks, Agent, the Loan Parties and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their respective rights and Obligations hereunder or any interest herein.  Each Bank may, at its own cost, make assignments (including pledges and grants of security interests) of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of each Borrower and Agent with respect to any assignee which is not a Bank or an Affiliate thereof, such consent not to be unreasonably withheld, provided that no consent of any Borrower shall be required (A) if an Event of Default exists and is continuing, (B) in the case of an assignment by a Bank to an Affiliate of such Bank or a lender or other entity which provides a source of funding to such Bank, or (C) in the case of an assignment by a Bank to a Qualified Assignee.  In the case of an assignment, upon receipt by Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, each Borrower shall (if so requested by the assignee) execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank or Qualified Assignee shall pay to Agent a service fee in the amount of $3,500 for each assignment.  In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1, 10.1.2, or 10.1.3), all of such Bank’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

(i)                                     Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to each Borrower and Agent the form of certificate described in Section 10.17 relating to federal income tax withholding.  Each Bank may furnish any publicly available information concerning any Loan Party and any other information concerning any Loan Party in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12.

(ii)                                  Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of any Borrower or Agent.  No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

(iii)                               Notwithstanding any other provision of any Loan Document, in no event shall any Person (other than a Bank a party hereto on the Closing Date or an Affiliate of such Bank) who, directly or indirectly, has ownership or control over a Loan Party or, in either case, any Affiliate thereof, be a permitted assignee or participant in respect of any of the Obligations or under any of the Loan Documents, and any purported assignment or participation made or granted to any such Person in respect of the Obligations or any of the Loan Documents shall be null and void.

10.12                 Confidentiality.

10.12.1                   General.  (a) Each Loan Party agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Document to any Person (other than to such Loan Party’s advisors and officers on a need-to-know basis or as otherwise may be required by law) without the prior written consent or Agent, and (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.  Each Loan Party agrees to submit to Agent and Agent reserves the right to review and approve all materials that such Loan Party or any of its Affiliates prepares that contain the name of Agent or any Bank or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby.  No Loan Party shall, and shall not permit any of its Affiliates to, use the name or Agent or any Bank (or the name of any Affiliate or Agent or any Bank) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without the prior written consent or Agent or the applicable Bank.  Nothing contained in any Loan Document is intended to permit or authorize any Loan Party or any of its Affiliates to contract on behalf of Agent or any Bank.

(b)                                 Each Loan Party hereby agrees that Agent or any Bank or any Affiliate of Agent or any Bank may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use the name, logo or other indicia germane to any Loan Party in connection with such advertising, marketing or other similar purposes.

10.12.2                   Nonliability of Banks.  The relationship between Borrowers on the one hand and the Banks and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent nor any Bank has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Agent and the Banks, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither Agent nor any Bank undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Each Borrower agrees, on behalf of itself and each other Loan Party, that neither Agent nor any Bank shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO BANK PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, OTHER THAN RESULTING FROM SUCH BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR SHALL ANY BANK PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Loan Parties and the Banks.

10.13                 Counterparts.  This Agreement and the other Loan Documents may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.14                 Agent’s or Bank’s Consent.  Whenever Agent’s or any Bank’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.15                 Exceptions.  The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16                 CONSENT TO FORUM; WAIVER OF JURY TRIAL.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN OR HAVING JURISDICTION OVER NEW YORK, NEW YORK AND

WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

10.17                 Tax Withholding Clause.  Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code.  Such delivery may be made by electronic transmission as described in §1.1441-1(e)(4)(iv) of the Regulations if Agent establishes an electronic delivery system.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Bank, assignee or participant required to deliver to each Borrower and Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent).  Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each Borrower and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by any Borrower or Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, United States withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.  Each Bank agrees to indemnify Agent and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 10.17 which are imposed on or with respect to principal, interest or fees payable to such Bank hereunder and which are not paid by a Borrower whether or not such Taxes or related liabilities were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date Agent makes written demand therefor.

10.18                 Joinder of Guarantors or Additional Borrowers.  Any Subsidiary of any Borrower which is required to join this Agreement as a Guarantor pursuant to Section 7.2.9 shall execute and deliver to Agent (i) at Agent’s election, either a Joinder in substantially the form attached hereto as Exhibit 1.1(G) pursuant to which it shall join as a Guarantor each of the documents to which such Borrower is a party or a joinder to this Agreement and the other Loan Documents pursuant to which it becomes a Borrower hereunder and thereunder; (ii) documents in the forms described in Section 6.1 modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant and perfect Prior Security Interests to Agent for the benefit of itself and the Banks in all Collateral held by such Subsidiary.  The Borrowers shall deliver such Joinder and related documents to Agent within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a newly-formed corporation, the date of the filing of its certificate of limited partnership if it is a newly-formed limited partnership or the date of its organization if it is a newly-formed entity other than a limited partnership or corporation or the date of its acquisition by such Borrower.  As of the Closing Date, no Subsidiary of Interface (other than WAC), WAC (other than WIS), GAC or WIS conducts any business, has any material assets or has or incurs any liabilities or employs any Persons.

10.19                 USA Patriot Act.  Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

10.20                 No Reliance on Agent’s Customer Identification Program.  Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the CIP Regulations, or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

10.21                 Independence of Covenants.  All covenants hereunder and under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Potential Default or an Event of Default if such action is taken or condition exists.

10.22                 Joint and Several Liability of Borrowers.

10.22.1                               Joint and Several Liability.  Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents, and any amendment, modification, waiver, consent or other agreement which affects the Obligations shall be deemed to affect the Obligations of all Borrowers on a joint and several basis unless expressly specified otherwise.  Each Borrower expressly understands, agrees and acknowledges that (i) the Borrowers are all Affiliates, (ii) each Borrower desires to have the availability of one common credit facility pursuant to this Agreement instead of separate credit facilities, (iii) each Borrower has requested that Agent and the Banks extend such a common credit facility on the terms of this Agreement, as amended hereby, (iv) Banks will be lending against, and relying on a Lien upon, all of the assets of Borrowers even though the proceeds of any particular Loan may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such Loans by each Bank and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents to which any Borrower is a party shall be applicable to and shall be binding upon each Borrower, unless otherwise expressly provided herein, and (vii) Borrowers have each executed this Agreement and the Notes, if any, as co-obligors of this Agreement and the Notes, if any, and that it would not be able to obtain the credit provided by Banks under this Agreement without the financial support provided by the other Borrowers.

10.22.2                               Guaranty by each Borrowers.  Each Borrower hereby guarantees the prompt payment and performance in full of all Obligations, which Obligations shall be immediately due and payable on the Expiration Date.  Such guarantee constitutes a guarantee of payment and not of collection.  Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any other Loan Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Loan Party, (ii) the absence of any attempt to collect the Obligations from any other Loan Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent and/or any Bank with respect to any provision of any instrument evidencing the Obligations of any other Loan Party or any part thereof, or any other agreement now or hereafter executed by any other Loan Party and delivered to Agent and/or any Bank, (iv) the failure by Agent and/or any Bank to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Loan Party, (v) Agent’s and/or any Bank’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Loan Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Agent’s and/or any Bank’s claim(s) for the repayment of the Obligations of any other Loan Party under Section 502 of the Bankruptcy Code or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Loan Party (other than actual indefeasible payment in full in cash).  With respect to any Borrower’s Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower hereby forever waives any right to enforce any right of subrogation or any remedy which Agent and/or any Bank now has or may hereafter have against any other Loan Party, or any endorser of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and/or any Bank to secure payment of the Obligations or any other liability of any Borrower to Agent and/or any Bank.  During the existence and continuance of any Event of Default, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Loan Party or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Obligations.

10.22.3                               Right of Contribution.  Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement and the other Loan Documents.  To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then each Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of every Borrower.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior indefeasible payment in full in cash of the Obligations, the expiration or termination of all Letters of Credit, the termination of all Commitments and the termination of this Agreement.  The provisions of this Section 10.21 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

10.22.4                               Waiver of Surety Rights.  If (i) any court holds that Borrowers are guarantors and not jointly and severally liable as principal obligors or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Borrower under any Debtor Relief Law, then each Borrower hereby: (A) expressly and irrevocably waives, to the fullest extent possible, except as otherwise provided in Section 10.22.3 hereof, on behalf of such Borrower, any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Borrower may have or hereafter acquire against any Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement, or any other documents to which such Borrower is a party or otherwise; (B) expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Borrower, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Borrower by Agent or a Bank or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Agent and the Banks and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Agreement, and (II) that Agent and the Banks and their successors and assigns are intended beneficiaries of this waiver, and the agreements set forth in this Section and their rights under this Section shall survive payment in full of the Obligations and the termination of this Agreement.

10.22.5                               WAIVER OF CERTAIN RIGHTS.  EACH LOAN PARTY WAIVES THE FILING OF A CLAIM WITH A COURT IN THE EVENT OF RECEIVERSHIP OR BANKRUPTCY OF ANY OTHER LOAN PARTY, AND WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY LOAN PARTY MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY AGENT OR ANY BANK IN ENFORCING THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, EVERY DEFENSE, COUNTERCLAIM OR SETOFF WHICH SUCH LOAN PARTY MAY NOW HAVE, OR HEREAFTER MAY HAVE, AGAINST ANOTHER LOAN PARTY OR ANY OTHER PARTY LIABLE TO AGENT OR ANY BANK IN ANY MANNER.  AS FURTHER SECURITY, ANY AND ALL DEBTS AND LIABILITIES NOW OR HEREAFTER ARISING AND OWING TO ANY LOAN PARTY BY ANY OTHER LOAN PARTY, OR TO ANY OTHER PARTY LIABLE TO AGENT OR ANY BANK, ARE HEREBY SUBORDINATED TO AGENT’S AND ANY SUCH BANK’S CLAIMS AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT ARE ASSIGNED TO AGENT FOR THE BENEFIT OF BANKS.  EACH LOAN PARTY HEREBY AGREES THAT IT MAY BE JOINED AS A PARTY DEFENDANT IN ANY LEGAL PROCEEDING (INCLUDING, BUT NOT LIMITED TO, A FORECLOSURE PROCEEDING) INSTITUTED BY AGENT OR ANY BANK AGAINST ANY OTHER LOAN PARTY UNDER THIS AGREEMENT.

10.22.6          Reinstatement of Obligations.  Should a claim be made upon Agent or any Bank at any time for repayment of any amount received by Agent or any Bank in payment of the Obligations, or any part thereof, whether received from any Loan Party or received by Agent or any Bank as the proceeds of Collateral, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any Bank or any of their property, each Loan Party shall remain liable to Agent or any such Bank for the amount so repaid to the same extent as if such amount had never originally been received by Agent or any such Bank, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Obligations.

10.22.7          Savings Clause.  To the extent that any payment to, or realization by, any Bank or Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Loan Party.  This Section is intended solely to reserve the rights of Banks and Agent hereunder against each Loan Party, in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and no Loan Party, guarantor of the Obligations or other Person shall have any right, claim or defense under this Section that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

10.22.8          Customer Identification — USA Patriot Act Notice.  Each Bank (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, it is required to obtain, verify and record information that indemnifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Bank, as applicable, to identify the Loan Parties in accordance with the Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

INTERFACE SECURITY SYSTEMS, L.L.C., as
Borrower

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

THE GREATER ALARM COMPANY, INC., as
Borrower

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

WESTEC ACQUISITION CORP., as Borrower

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

WESTEC INTELLIGENT SURVEILLANCE, INC., as
Borrower

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

Signature Page

to

Credit Agreement

CAPITAL ONE, N.A., as a Bank and as Administrative Agent

By:	/s/ John Robuck
Name: John Robuck
Title: Senior Director

Signature Page

to

Credit Agreement

ACCEPTED AND AGREED AND INTENDING TO BE LEGALLY BOUND:

INTERFACE SECURITY SYSTEMS HOLDINGS, INC.,
as a Guarantor

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

Signature Page

to

Credit Agreement